between
Meda AB (publ)
as the Company
Danske Bank NS, Merchant Banking, Skandinaviska
Enskilda Banken AB (publ) and Nordea Bank AB (publ)
as Bookrunners
Danske Bank A/S, DNB Bank ASA, Sweden Branch,
Merchant Banking, Skandinaviska Enskilda Banken AB
(publ), Nordea Bank AB (publ) and Swedbank AB (publ)
as Mandated Lead Arrangers
The Financial Institutions set out in schedule 1
as lenders
and
Danske Bank A/S
as Agent
relating to
SEK 25,000,000,000 Multicurrency Term and Revolving
Credit Facilities

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CONTENTS

PART 1: INTERPRETATION		2
1.	Definitions and interpretation	2
PART 2: THE FACILITIES		24
2.	The Facilities	24
3.	Purpose	26
4.	Conditions of Utilisation	26
PART 3: UTILISATION		29
5.	Utilisation	29
6.	Optional currencies	30
PART 4: REPAYMENT, PREPAYMENT AND CANCELLATION		34
7.	Repayment	34
8.	Prepayment and cancellation	36
PART 5: COSTS OF UTILISATION		43
9.	Interest	43
10.	Interest periods	45
11.	Changes to the calculation of interest	46
12.	Fees	48
PART 6: ADDITIONAL PAYMENT OBLIGATIONS		50
13.	Tax gross up and indemnities	50
14.	Increased costs	54
15.	Other indemnities	56
16.	Mitigation by the lenders	58
17.	Costs and expenses	58
PART 7: REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		60
18.	Representations	60
19.	Information undertakings	66
20.	Financial covenants	69
21.	General Undertakings	72
22.	Events of default	81
PART 8: CHANGES TO PARTIES		85
23.	Changes to the lenders	85
24.	Assignment and transfers by the Company	90

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PART 9: THE FINANCE PARTIES		91
25.	Role of the Agent, the Bookrunners and the Mandated Lead Arrangers	91
26.	Conduct of business by the Finance Parties	102
27.	Sharing among the Finance Parties	102
PART 10: ADMINISTRATION		104
28.	Payment mechanics	104
29.	Set-off	108
30.	Notices	108
31.	Calculations and certificates	112
32.	Partial invalidity	112
33.	Remedies and waivers	112
34.	Amendments And Waivers	112
35.	Confidentiality	115
36.	Counterparts	118
PART 11: GOVERNING LAW AND ENFORCEMENT		119
37.	Governing law	119
38.	Enforcement	119
SCHEDULE 1: THE ORIGINAL LENDERS		120
SCHEDULE 2: CONDITIONS PRECEDENT TO INITIAL UTILISATION		121
SCHEDULE 3: REQUESTS		123
PART 1: UTILISATION REQUEST		123
PART 2: SELECTION NOTICE		124
SCHEDULE 4: FORM OF TRANSFER CERTIFICATE		125
SCHEDULE 5: FORM OF ASSIGNMENT AGREEMENT		127
SCHEDULE 6: FORM OF INCREASE CONFIRMATION		129
SCHEDULE 7: FORM OF COMPLIANCE CERTIFICATE		131
SCHEDULE 8: TIMETABLE		133
SIGNATORIES		135

2

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THIS AGREEMENT is dated    December 2014 and made
BETWEEN:

(1)	MEDA AB (publ) Reg No. 556427-2812, Sweden, (the “Company”),

(2)	DANSKE BANK A/S, MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ) and NORDEA BANK AB (publ) as bookrunners and mandated lead arrangers (the “Bookrunners”);

(3)
DANSKE BANK A/S, DNB BANK ASA, SWEDEN BRANCH, MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ), NORDEA BANK AB (publ) and SWEDBANK AB (publ) as mandated lead arrangers and, together with the Bookrunners, the “Mandated Lead Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS set out in schedule 1 as lenders (the “Original Lenders”); and

(5)	DANSKE BANK A/S as agent (in this capacity, the “Agent”).

IT IS AGREED as follows:

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PART 1: INTERPRETATION

1.	Definitions and interpretation

1.1.	Definitions
In this Agreement:
“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.
“Acquisition” means the acquisition by the Company of the Target Shares on the terms of the Acquisition Agreement, which completed on the Completion Date.
“Acquisition Agreement” means the sale and purchase agreement dated 30 July 2014 relating to the sale and purchase of the Target Shares and made between Meda Pharma S.p.A., the Company and the Vendor, as amended and supplemented on 7 October 2014.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the European foreign exchange market at or about 11.00 a.m. on a particular day.
“Anti-Terrorism Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, and any similar law enacted in the United States after the date of this Agreement.
“Applicable Margin” means, in respect of any Loan, the margin as calculated in accordance with clause 9.3 (Applicable Margin) of this Agreement.
“Approved Acquisitions” means an acquisition (either directly or indirectly by way of a company acquisition) of:

(1)
branded OTC and prescription pharmaceuticals registered or to be registered with relevant authorities in relevant jurisdictions which the Company will be able to sell and market through its established distribution channels;

(2)	products or projects, in relation to OTC and prescription pharmaceuticals currently owned by the Company or for which the Company has distribution rights, such

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products or projects not yet registered but currently being developed (each of (1) and (2) hereinafter referred to as “Acquired Products”); and

(3)	licenses and trademarks pertaining to the Acquired Products which are acquired with sole and unrestricted legal title, which, in each case, fulfils the following criteria:

(A)	no litigation is ongoing or threatened in relation to the legal title to or product liability of the Acquired Products;

(B)	distribution rights for the Acquired Products are on a global basis or for individual jurisdictions in the Company’s existing markets or other OECD countries;

(C)	the buyer of the Acquired Products is the Company or a Subsidiary, wholly owned (directly or indirectly) by the Company; and

(D)	in case of an acquisition by purchase of a company, such company shall become a member of the Group.
The Company may also request that other acquisitions, not fulfilling the requisites under (A) to (D) above, shall be deemed to be an Approved Acquisition. Such request is subject to approval by the Majority Lenders and the response to such request shall not be unreasonably withheld or delayed.
“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means:

(A)	in relation to Facility A, the period from and including the date of this Agreement to and including 30 April 2015;

(B)	in relation to Facility B, the period from and including the date of this Agreement, to and including 30 April 2015; and

(C)	in relation to Facility C, the period from and including the date of this Agreement, to and including the date falling one Month prior to the Termination Date for Facility C.
“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

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(A)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(B)
in relation to any proposed Loan, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than, in relation to any proposed Loan under Facility C only, that Lender’s participation in any Facility C Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.
“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group prepared by the Company and provided to the Lenders on 20 November 2014.
“Base Currency” means SEK.
“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Company for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement), adjusted to reflect any repayment (other than, in relation to a Term Loan, a repayment arising from a change of currency), prepayment, consolidation or division of the Loan.
“Break Costs” means the amount (if any) by which:

(A)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Facilities Agreement” means the SEK 4,000,000,000 and EUR 2,600,000,000 bridge facility made available to the Company on the terms of a credit agreement dated 31 July 2014 between, among others, the Company and, the Agent and the Bookrunners.

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“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Stockholm and:

(A)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(B)	(in relation to any date for payment or purchase of Euro) any TARGET Day.
“Clean-Up Default” means any Event of Default which arises as a consequence of any formal action, legal proceedings or other procedure or step being taken against the Target or any other member of the Target Group in respect of the Target Company Bond Loan.
“Clean-Up Period” means the period running from the date of this Agreement until (and including) 30 April 2015.
“Code” means the US Internal Revenue Code of 1986.
“Commitment” means a Facility A Commitment, Facility B Commitment or Facility C Commitment.
“Completion Date” means 10 October 2014.
“Compliance Certificate” means a certificate substantially in the form set out in schedule 7 (Form of Compliance Certificate).
“Confidential Information” means all information relating to the Company, the Group the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(A)	any member of the Group or any of its advisers; or

(B)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(1)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 35 (Confidentiality); or

(2)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(3)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (A) or (B) above or is lawfully obtained

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by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.
“Controlled Group” means an entity, whether or not incorporated, which is under common control with the Company within the meaning of section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under section 414 of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term “member of the Controlled Group” includes any person that was a member of the Controlled Group at the time of that past event.
“Dangerous Materials” means any element or substance, whether consisting of gas, liquid, solid or vapour, identified by any Environmental Law to be, to have been, or to be capable of being or becoming, harmful to mankind or any living organism or damaging to the Environment.
“Default” means an Event of Default or any event or circumstance specified in clause 21.22 (Events of Default) which would (with the expiry of a grace period and/or the giving of notice, the making of any determination of materiality under the Finance Documents or any combination of any of the foregoing), be an Event of Default.
“Defaulting Lender” means any Lender:

(A)
which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders’ participation);

(B)	which has otherwise rescinded or repudiated a Finance Document; or

(C)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (A) above:

(1)	its failure to pay is caused by:
(a)    administrative or technical error; or
(b)    a Disruption Event; and
payment is made within 5 Business Days of its due date; or

(2)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

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“Deferred Price” means an amount of up to EUR 275,000,000, payable by way of deferred consideration in accordance with the terms of the Acquisition Agreement.
“Designated Person” means a person or entity:

(A)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(B)
named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(C)	with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.
“Disruption Event” means either or both of:

(A)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(1)	from performing its payment obligations under the Finance Documents; or

(2)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Employee Plan” means, at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of the Company or ERISA Affiliate.
“Environment” means all or any of the following media: air (including air within buildings or other structures and whether above or below ground); land (including buildings and any other structures or erections in, or under it and any soil and anything below the surface of land); land covered with water; and water (including sea, ground and surface water).

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“Environmental Law” means any statute or law, treaty, convention, directive or regulation having legal effect whether of a criminal or civil nature, concerning the Environment or health and safety which are in existence now or in the future and are binding on any member of the Group in the relevant jurisdiction in which that member of the Group has been or is operating.
“ERISA” means the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of the Company.
“EURIBOR” means for any Loan or overdue amount in Euro:

(A)	the applicable Screen Rate;

(B)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(C)	if:

(1)	no Screen Rate is available for the Interest Period of that Loan; and

(2)	it is not possible to calculate an Interpolated Screen Rate for that Loan, the Reference Bank Rate,
as of, in the case of paragraphs (A) and (C) above, the Specified Time on the Quotation Day for Euro and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, EURIBOR shall be deemed to be zero.
“Euro” or “EUR” means the lawful single currency of the Participating Member States.
“Event of Default” means any event or circumstance specified as such in clause 21.22 (Events of Default).
“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.
“Facility” means Facility A, Facility B or Facility C.
“Facility A” means the term loan facility made available under this Agreement as described in clause 2.1(A) (The Facilities).
“Facility A Commitment” means:

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(A)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase); and

(B)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.
“Facility A Repayment Date” means each date set out in clause 7.1 (Repayment of Facility A Loans).
“Facility B” means the term loan facility made available under this Agreement as described in clause 2.1(B) (The Facilities).
“Facility B Commitment” means:

(A)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase); and

(B)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.
“Facility C” means the revolving credit facility made available under this Agreement as described in clause 2.1(C) (The Facilities).
“Facility C Commitment” means:

(A)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in schedule 1 (The Original Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase); and

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(B)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“FATCA” means:

(A)	sections 1471 to 1474 of the Code or any associated regulations;

(B)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(C)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(A)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(B)
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(C)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

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“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“Fee Letter” means any letter or letters dated and delivered to the Company on or about the date of this Agreement or on about the date of the Mandate Letter between the Bookrunners or the Agent and the Company setting out any fees payable to the Bookrunners, Mandated Lead Arrangers or the Agent and/or any of the fees referred to in clause 12 (Fees) or clause 2.2 (Increase).
“Finance Document” means this Agreement, the Mandate Letter, each Fee Letter, any Transfer Certificate and any other document designated as such by the Agent and the Company.
“Finance Party” means the Agent, each Bookrunner, each Mandated Lead Arranger or a Lender.
“Financial and Tax Due Diligence Report” means the Financial and Tax Due Diligence Report dated 18 June 2014 prepared by KPMG Advisory S.p.A. relating to the Acquisition.
“Financial Indebtedness” means any indebtedness for or in respect of:

(A)	moneys borrowed;

(B)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(C)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease by the Group in the consolidated balance sheet (for the avoidance of doubt, leases which are treated as operational leases in accordance with GAAP as applied at the date of this Agreement shall not be considered as Financial Indebtedness);

(E)	receivables sold or discounted and due for payment (other than any receivables to the extent they are sold on a non-recourse basis);

(F)	any amount raised under any other transaction (including any forward sale or purchase agreement) required by GAAP to be shown as a borrowing in the audited consolidated balance sheet of the Group;

(G)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) required by GAAP to be shown as a borrowing in the audited consolidated balance sheet of the Group;

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(H)
without double counting, any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution required by GAAP to be shown as a borrowing in the audited consolidated balance sheet of the Group; and

(I)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above.
“Funds Flow Statement” means a funds flow statement in agreed form.
“GAAP” means generally accepted accounting principles in Sweden, including IFRS.
“Group” means the Company and its Subsidiaries from time to time.
“Group Structure Chart” means the group structure chart in the agreed form.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IBOR” means EURIBOR, LIBOR or STIBOR.
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
“Impaired Agent” means the Agent at any time when:

(A)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(B)	the Agent otherwise rescinds or repudiates a Finance Document;

(C)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (A) or (B) of the definition of “Defaulting Lender”; or

(D)	an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (A) above:

(1)	its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and payment is made within 5 Business Days of its due date; or

(2)	the Agent is disputing in good faith whether it is contractually obliged to

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“Increase Confirmation” means a confirmation substantially in the form set out in schedule 6 (Form of Increase Confirmation).
“Information Package” means the Base Case Model, the Group Structure Chart and the Rights Issue Prospectus.
“Insolvency Event” means, in relation to a Finance Party, the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step is taken in any jurisdiction with respect to that Finance Party.
“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.4 (Default interest).
“Interpolated Screen Rate” means, in relation to the relevant IBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(A)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(B)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time on the Quotation Day for the currency of that Loan.
“Legal Due Diligence Report” means the legal due diligence report dated 18 June 2014 prepared by Reed Smith relating to the Acquisition.
“Lender” means:

(A)	an Original Lender; and

(B)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 2.2 (Increase) or clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means for any Loan or overdue amount not denominated in EUR or SEK:

(A)	the applicable Screen Rate;

(B)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

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(C)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, the Reference Bank Rate,
as of, in the case of paragraphs (A) and (C) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero.
“Loan” means a Facility A Loan, a Facility B Loan or Facility C Loan.
“Majority Lenders” means:

(A)
if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(B)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.
“Mandatory Prepayment Account” means an interest-bearing account:

(A)	held by the Company with the Agent;

(B)	identified in a letter between the Company and the Agent as a Mandatory Prepayment Account;

(C)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement in prepayment of the Facilities,
(as the same may be redesignated, substituted or replaced from time to time).
“Mandate Letter” means the mandate letter dated 31 July 2014 between the Bookrunners and the Company.
“Material Adverse Effect” means a material adverse effect on:

(A)	the business, assets or financial condition of the Group as a whole;

(B)	the ability of the Company to perform its obligations under any Finance Document; or

(C)	the validity or enforceability of any Finance Document.

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“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“Multiemployer Plan” means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of the Company or ERISA Affiliate.
“OECD” means the Organisation of Economic Co-operation and Development.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Optional Currency” means any currency (other than the Base Currency) which complies with the conditions set out in clause 4.3 (Conditions relating to Optional Currencies).
“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2013.
“Participating Member State” means any member state of the European Union that has Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation of the USA established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).
“Pension Act” means the United States Pension Protection Act of 2006, as amended. “Quarter Date” means 31 March, 30 June, 30 September and 31 December.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

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(A)	(if the currency is Sterling) the first day of that period; or

(B)	(if the currency is Euro) two TARGET Days before the first day of that period; or

(C)	(for any currency other than Sterling or Euro) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(A)	in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market;

(B)	in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market; or

(C)	in relation to STIBOR, as the rate at which the relevant Reference Bank could borrow funds in the Stockholm interbank market.
“Reference Banks” means the principal offices of Danske Bank A/S, Skandinaviska Enskilda Banken AB (publ), Swedbank AB (publ) and Nordea Bank AB (publ) and such other bank as may be appointed by the Agent in consultation with the Company.
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Interbank Market” means in relation to Euro, the European interbank market, in relation to SEK, the Stockholm interbank market and in relation to all other currencies, the London interbank market.
“Repayment Instalment” means the amount by which Facility A is repaid on each applicable Facility A Repayment Date, as set out in clause 7.1 (Repayment of Facility A Loans).
“Repeating Representations” means each of the representations set out in clause 18 (Representations), other than 18.22 (Information Package).
“Reports” means the Legal Due Diligence Report and the Financial and Tax Due Diligence Report.

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“Reportable Event” means any of the following events:

(A)
any reportable event, as defined in Section 4043(c) of ERISA and the regulations promulgated under it, with respect to an Employee Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of that event. However, the existence with respect to any Employee Plan of an “accumulated funding deficiency” (as defined in Section 302 of ERISA), or, on and after the effectiveness of the Pension Act, a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, shall be a reportable event for the purposes of this paragraph (A) regardless of the issuance of any waiver;

(B)
the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of that Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an Employee Plan and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to that Employee Plan within the following 30 days;

(C)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan;

(D)	the termination of any Employee Plan under Section 4041(c) of ERISA;

(E)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(F)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under the Internal Revenue Code or ERISA;

(G)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA;

(H)	a determination that any Employee Plan is, or is expected to be, in at-risk status (within the meaning of Title IV of ERISA); or

(I)
the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, insolvent or in reorganisation, within the meaning of Title IV of ERISA, or, on and after the effectiveness of the Pension Act, that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Restricted Party” means a person:

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(A)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(B)	that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country where transactions are prohibited pursuant to Sanctions Laws; or

(C)	that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above; or

(D)	with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.
“Restricted Finance Party” has the meaning given to that term in paragraph (B) of clause 18.23 (Anti-Terrorism Laws).
“Rights Issue” means the issue of up to 33,224,306 new shares of Series A in the Company approved by the general meeting of the shareholders of the Company on 6 November 2014 and which results in receipt of gross proceeds by the Company of not less than SEK 2,000,000,000.
“Rights Issue Prospectus” means the prospectus prepared by the Company in connection with the Rights Issue approved and registered by the Swedish Financial Supervisory Authority on 14 November 2014.
“Rollover Loan” means one or more Facility C Loans:

(A)	made or to be made on the same day that a maturing Facility C Loan is due to be repaid;

(B)	the aggregate amount of which is equal to or less than the amount of the maturing Facility C Loan;

(C)	in the same currency as the maturing Facility C Loan (unless it arose as a result of the operation of clause 6.2 (Unavailability of a currency); and

(D)	made or to be made to the Company for the purpose of refinancing that maturing Facility C Loan.
“Sanctions Laws” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.
“Sanctions Authority” means the United Nations, the European Union, the member states of the European Union, the member states of the European Economic Area, the United States of America, Her Majesty’s Treasury and any authority acting on behalf of any of them in connection with Sanctions Laws.

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“Sanctions List” means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority.
“Screen Rate” means:

(A)
in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters Screen (or any replacement Reuters page which displays that rate);

(B)
in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(C)
in relation to STIBOR, the Stockholm interbank offered rate administered and calculated by Nasdaq OMX Nordic (or any other person which takes over the administration and calculation of that rate under supervision by a committee appointed by the board of directors of the Swedish Bankers’ Association) for SEK for the relevant period displayed (before any correction, recalculation or republication by the administrator) on the relevant page of the Thomson Reuters screen, or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.
“Security Interest” means any mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Selection Notice” means a notice substantially in the form set out in part 2 of schedule 3 (Requests) given in accordance with clause 10 (Interest Periods) in relation to a Term Facility.
“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).
“Sterling” means the lawful currency for the time being of the United Kingdom.
“STIBOR” means for any Loan or overdue amount in Swedish Kronor:

(A)	the Screen Rate; or

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(B)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(C)	if:

(1)	no Screen Rate is available for the Interest Period of that Loan; and

(2)	it is not possible to calculate an Interpolated Screen Rate for that Loan, the Reference Bank Rate,
as of, in the case of paragraphs (A) and (C) above, the Specified Time on the Quotation Day for SEK for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, STIBOR shall be deemed to be zero.
“Subordinated Debt” has the meaning given to that term in clause 20.1 (Definitions).
“Subsidiary” means an entity from time to time of which a person:

(A)	has direct or indirect control; or

(B)	owns directly or indirectly more than 50% of the share capital or other right of ownership, and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
“Swedish Kronor” or “SEK” means the lawful currency for the time being of the Kingdom of Sweden.
“Target” means Rottapharm S.p.A., a company incorporated under the laws of Italy with company number 04472830159.
“Target Company Bond Loan” means the senior unsecured notes due 2019 issued by the Target in an amount of EUR 400,000,000.
“Target Group” means the Target and its Subsidiaries.
“Target Shares” means all of the shares in the Target.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

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“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Termination Date” means:

(A)	in relation to Facility A, the sixth anniversary of the date of this Agreement;

(B)	in relation to Facility B, the fourth anniversary of the date of this Agreement; and

(C)	in relation to Facility C the fifth anniversary of the date of this Agreement.
“Term Facility” means Facility A or Facility B.
“Term Loan” means a Facility A Loan or a Facility B Loan.
“Test Period” has the meaning given to it in clause 20.1 (Definitions).
“Total Assets” means the value of the Group’s gross assets, on a consolidated basis, as shown in the most recently delivered accounts delivered to the Agent pursuant to clause 19.1 (Financial statements) or 19.4(A)(3) (Information: miscellaneous), as the case may be.
“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments, being SEK 25,000,000,000 in aggregate as at the date of this Agreement.
“Total EBITDA” means the EBITDA of the Group on a consolidated basis, as determined in accordance with the most recently delivered accounts delivered to the Agent pursuant to clause 19.1 (Financial statements) or 19.4(A)(3) (Information: miscellaneous), as the case may be.
“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being SEK 6,437,500,000 as at the date of this Agreement.
“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being SEK 6,062,500,000 as at the date of this Agreement.
“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being SEK 12,500,000,000 as at the date of this Agreement.
“Transfer Certificate” means a certificate substantially in the form set out in schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
“Transfer Date” means, in relation to a transfer, the later of:

(A)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

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(B)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by the Company under the Finance Documents.
“US” means the United States of America.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.
“USD” means the lawful currency of the United States of America. “Utilisation Date” means the date on which a Loan is made.
“Utilisation Request” means a notice substantially in the form set out in part 1 of schedule 3 (Requests).
“VAT” means:

(A)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(B)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vendor” means Fidim S.r.I., a company incorporated under the laws of Italy with company number 08432100157.

1.2.	Construction

(A)	Unless a contrary indication appears, any reference in this Agreement to:

(1)
the “Agent”, any “Bookrunner”, any “Mandated Lead Arranger”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(2)	“assets” includes present and future properties, revenues and rights of every description;

(3)
a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, supplemented, extended or restated (however fundamentally and whether or not more onerously) and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

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(4)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(5)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(6)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(7)	a provision of law is a reference to that provision as amended or re-enacted; and

(8)	a time of day is a reference to Stockholm time (unless otherwise stated).

(B)	Section, clause and Schedule headings are for ease of reference only.

(C)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(D)	A Default (including an Event of Default) is continuing if it has not been remedied or waived.

(E)
Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

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PART 2: THE FACILITIES

2.	The Facilities

2.1.	The Facilities
Subject to the terms of this Agreement, the Lenders make available to the Company:

(A)	a multicurrency term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(B)	a multicurrency term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(C)	a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility C Commitments.
2.2.    Increase

(A)	The Company may by giving prior notice to the Agent by no later than the date falling 5 Business Days after the effective date of a cancellation of:

(1)	the Available Commitments of a Defaulting Lender in accordance with clause 8.13 (Right of cancellation in relation to a Defaulting Lender); or

(2)	the Commitments of a Lender in accordance with clause 8.1 (Illegality), request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(3)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(4)
the Company and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Company and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(5)
each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender

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and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(6)	the Commitments of the other Lenders shall continue in full force and effect; and

(7)
any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (B) below are satisfied.

(B)	An increase in the Total Commitments will only be effective on:

(1)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(2)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(C)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(D)
Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of SEK 20,000 and the Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or such Lender in connection with any increase in Commitments under this clause 2.2.

(E)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(F)	Clause 23.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 2.2 in relation to an Increase Lender as if references in that clause to:

(1)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(2)	the “New Lender” were references to that “Increase Lender”; and

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(3)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3.	Finance Parties’ rights and obligations

(A)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(B)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company shall be a separate and independent debt.

(C)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	Purpose

3.1.	Purpose

(A)	The Company shall apply all amounts borrowed by it under each Term Facility:

(1)	towards financing payment (in whole or in part) of the consideration for redemption of the Target Company Bond Loan; and

(2)	towards refinancing existing indebtedness of the Company under Facility B and Facility C of (and as defined in) the Bridge Facilities Agreement.

(B)	The Company shall apply all amounts borrowed by it under Facility C towards the general corporate and working capital purposes of the Group.

(C)
No proceeds of any Loan may be made available, either directly or indirectly, to or for the benefit of a Restricted Party, nor shall any such proceeds otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

3.2.	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1.	Initial conditions precedent

(A)	The Company shall not deliver a Utilisation Request unless the Agent has received, or the Agent is reasonably satisfied that it will receive, all of the

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documents and other evidence listed in schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

(B)	The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2.	Further conditions precedent
The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to a Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(B)	the Repeating Representations to be made by the Company are true in all material respects.

4.3.	Conditions relating to Optional Currencies

(A)	A currency will constitute an Optional Currency in relation to a Loan if:

(1)
it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan and has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request; or

(2)
that Optional Currency is EUR or USD or it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Loan.

(B)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (A)(2) above, the Agent will confirm to the Company by the Specified Time:

(1)	whether or not the Lenders have granted their approval; and

(2)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Loan in that currency.

4.4.	Maximum number of Loans

(A)	The Company may not deliver a Utilisation Request if as a result of the proposed Loan:

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(1)	eight or more Facility A Loans would be outstanding;

(2)	eight or more Facility B Loans would be outstanding; or

(3)	fifteen or more Facility C Loans would be outstanding.

(B)	Any Loan made by a single Lender under clause 6.2 (Unavailability of a currency) shall not be taken into account in this clause 4.4.

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PART 3: UTILISATION

5.	Utilisation

5.1.	Delivery of a Utilisation Request

(A)
Subject to paragraph (B) below, the Company may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time or such later time as may be agreed between the Company and the Agent.

(B)	The initial Utilisation Request under this Agreement may be delivered to the Agent not later than 10.00 a.m. one Business Day prior to the proposed Utilisation Date.

5.2.	Completion of a Utilisation Request

(A)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(1)	it identifies the Facility to be utilised;

(2)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(3)	the currency and amount of the Loan comply with clause 5.3 (Currency and amount);

(4)	the proposed Interest Period complies with clause 10 (Interest Periods); and

(5)	the Loan complies with clause 3.1 (Purpose).

(B)	Only one Loan may be requested in each Utilisation Request.

5.3.	Currency and amount

(A)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(B)	The amount of the proposed Loan must be :

(1)	an amount equal to a Base Currency Amount of SEK 50,000,000 and, if higher, in integral multiples equal to a Base Currency Amount of SEK 10,000,000 or, if less, the Available Facility;

(2)	if the currency selected is EUR, a minimum of EUR 10,000,000 and, if higher, in integral multiples of EUR 5,000,000 or, if less, the Available Facility;

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(3)	if the currency selected is USD, a minimum of USD 10,000,000 and, if higher, in integral multiples of USD 5,000,000 or, if less, the Available Facility;

(4)
if the currency selected is another Optional Currency, the minimum amount (and, if higher, integral multiple) specified by the Agent pursuant to paragraph (B)(2) of clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(5)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4.	Lenders’ participation

(A)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(B)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(C)
The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5.	Cancellation of commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Facility.

6.	Optional currencies

6.1.	Selection of currency

(A)	The Company shall select the currency of a Loan:

(1)	(in the case of an initial Loan) in the Utilisation Request; and

(2)	(afterwards in relation to a Term Loan made to it) in a Selection Notice.

(B)	If the Company fails to issue a Selection Notice in relation to a Term Loan, the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(C)
If the Company issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Company and the Lenders and the Loan will

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remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2.	Unavailability of a currency
If before the Specified Time:

(A)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(B)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or mandatory regulation applicable to it, the Agent will give notice to the Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3.	Change of currency

(A)	If a Term Loan is to be denominated in different currencies during two successive Interest Periods:

(1)
if the currency for the second Interest Period is an Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(2)	if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(3)
(unless the Agent and the Company agree otherwise in accordance with paragraph (B) below) the Company shall repay the Loan on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(4)	(subject to clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with clause 6.5 (Agent’s calculations).

(B)	If the Agent and the Company agree, the Agent shall:

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(1)
apply the amount paid to it by the Lenders pursuant to paragraph (A)(4) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Term Loan is outstanding for the first Interest Period; and

(2)	use the amount it purchases in or towards satisfaction of the Company’s obligations under paragraph (A)(3) above.

(C)
If the amount purchased by the Agent pursuant to paragraph (B)(1) above is less than the amount required to be repaid by the Company, the Agent shall promptly notify that Company and the Company shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Term Loan for the first Interest Period) equal to the difference.

(D)
If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (A)(4) above is not needed to purchase the amount required to be repaid by the Company, the Agent shall promptly notify the Company and pay the Company, on the last day of the first Interest Period that part of that amount (in the new currency).

6.4.	Same Optional Currency during successive Interest Periods

(A)
If a Term Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Term Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Term Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (B) below):

(1)
if the amount calculated is less than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify the Company and the Company shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(2)
if the amount calculated is more than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(B)
If the calculation made by the Agent pursuant to paragraph (A) above shows that the amount of the Term Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than 10 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (A) above), no notification shall be made by the Agent and no payment shall be required under paragraph (A) above.

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6.5.	Agent’s calculations

(A)
All calculations made by the Agent pursuant to this clause 6 will take into account any repayment, prepayment, consolidation or division of Term Loans to be made on the last day of the first Interest Period.

(B)	Each Lender’s participation in a Loan will, subject to paragraph (A) above, be determined in accordance with paragraph (B) of clause 5.4 (Lenders’ participation).

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PART 4: REPAYMENT, PREPAYMENT AND CANCELLATION

7.	Repayment

7.1.	Repayment of Facility A Loans
The Company shall repay the aggregate Facility A Loans in instalments by repaying on each Facility A Repayment Date an amount which reduces the Base Currency Amount of the outstanding aggregate Facility A Loans by the amount set out opposite that Facility A Repayment Date below.

Facility A Repayment Date	Repayment Instalment (SEK)

31 December 2015	286,458,333

30 June 2016	286,458,333

31 December 2016	286,458,333

30 June 2017	286,458,333

31 December 2017	286,458,333

30 June 2018	286,458,333

31 December 2018	286,458,333

30 June 2019	286,458,333

31 December 2019	286,458,333

30 June 2020	286,458,333

Termination Date for Facility A	all remaining amounts then outstanding under Facility A

7.2.	Repayment of Facility B Loans
The Company shall repay the Facility B Loans in full on the applicable Termination Date.

7.3.	Repayment of Facility C Loans

(A)	Subject to paragraph (C) below, the Company shall repay each Facility C Loan on the last day of its Interest Period.

(B)	Without prejudice to the Company’s obligation under paragraph (A) above, if:

(1)	one or more Facility C Loans are to be made available to the Company:

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(a)	on the same day that a maturing Facility C Loan is due to be repaid by the Company;

(b)	in the same currency as the maturing Facility C Loan (unless it arose as a result of the operation of clause 6.2 (Unavailability of a currency)); and

(c)	in whole or in part for the purpose of refinancing the maturing Facility C Loan; and

(2)
the proportion borne by each Lender’s participation in the maturing Facility C Loan to the amount of that maturing Facility C Loan is the same as the proportion borne by that Lender’s participation in the new Facility C Loans to the aggregate amount of those new Facility C Loans, the aggregate amount of the new Facility C Loans shall be treated as if applied in or towards repayment of the maturing Facility C Loan so that:

(a)	if the amount of the maturing Facility C Loan exceeds the aggregate amount of the new Facility C Loans:

(i)	the Company will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(ii)
each Lender’s participation (if any) in the new Facility C Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation (if any) in the maturing Facility C Loan and that Lender will not be required to make its participation in the new Facility C Loans available in cash; and

(b)	if the amount of the maturing Facility C Loan is equal to or less than the aggregate amount of the new Facility C Loans:

(i)	the Company will not be required to make any payment in cash; and

(ii)
each Lender will be required to make its participation in the new Facility C Loans available in cash only to the extent that its participation (if any) in the new Facility C Loans exceeds that Lender’s participation (if any) in the maturing Facility C Loan and the remainder of that Lender’s participation in the new Facility C Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation in the maturing Facility C Loan.

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(C)	Any Facility C Loans outstanding shall be repaid in full on the Termination Date applicable to Facility C.

8.	Prepayment and cancellation

8.1.	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(A)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(B)	upon the Agent notifying the Company, the Commitments of that Lender will be immediately cancelled; and

(C)
the Company shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2.	Change of control

(A)	If:

(1)
any person or group of persons acting in concert (meaning acting together pursuant to an agreement or understanding (whether formal or informal)), through a single transaction or series of transactions acquires, directly or indirectly, shares in the Company representing more than 50 per cent. of the issued share capital or votes in the Company; or

(2)
the shares of the Company are de-listed from the Nasdaq OMX Nordic Exchange, the Company shall without delay after becoming aware of such acquisition or de-listing give notice to the Agent thereof. The Agent may (and shall, if instructed by any of the Lenders) for a period of 30 days from the date of receipt of any such notice from the Company, negotiate with the Company with a view to agreeing terms and conditions acceptable to the Company and the Agent for continuing the Facilities. Any agreement in writing between the Agent (acting on the instruction of all Lenders) and the Company reached within 30 days after notice from the Company shall take effect in accordance with its terms.

(B)
If no such agreement as is referred to in paragraph (A) above is reached within that 30 day period, the Agent shall, at the request of a Lender, by notice to the Company, cancel the Commitments of that Lender and demand repayment of that Lender’s participation in all Loans, such repayment to be made on a Business Day not less than 30 days after such notice.

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8.3.	Acquisition Proceeds

(A)	For the purposes of this clause 8.3, clause 8.4 (Application of mandatory prepayments and cancellations) and clause 8.5 (Mandatory Prepayment Accounts):
“Acquisition Proceeds” means the proceeds of a claim (a “Recovery Claim”) against the Vendor or any of its Affiliates (or any employee, officer or adviser) in relation to the Acquisition Agreement or against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Acquisition Proceeds, and after deducting:

(1)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(2)
any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.
“Excluded Acquisition Proceeds” means any proceeds of a Recovery Claim which the Company notifies the Agent are, or are to be, applied:

(1)
in payment of amounts payable to the Vendor pursuant to the Acquisition Agreement by way of adjustment to the purchase price in respect of the Acquisition (except to the extent relating to a working capital adjustment);

(2)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(3)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged, in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within 120 days, or such longer period as the Majority Lenders may agree) after receipt.

(B)
The Company shall prepay Loans, and cancel Available Commitments, in amounts equal to the amount of Acquisition Proceeds at the times and in the order of application contemplated by clause 8.4 (Application of mandatory prepayments and cancellations).

8.4.	Application of mandatory prepayments and cancellations

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(A)	A prepayment of Loans or cancellation of Available Commitments made under clause 8.3 (Acquisition Proceeds) shall be applied in the following order:

(1)	first, in prepayment of Facility B Loans;

(2)	secondly, when all Facility B Loans have been prepaid in full, in prepayment of Facility A Loans;

(B)	Unless the Company makes an election under paragraph (D) below, it shall prepay Loans promptly upon receipt of the Acquisition Proceeds.

(C)
A prepayment under clause 8.3 (Acquisition Proceeds) of Facility A Loans in accordance with the provisions of paragraph (A)(2) above shall reduce the relevant Repayment Instalment for each Facility A Repayment Date falling after the date of prepayment on a pro rata basis.

(D)
Subject to paragraph (E) below, the Company may elect that any prepayment under clause 8.3 (Acquisition Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(E)
If the Company has made an election under paragraph (D) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

(F)
Following any prepayment in accordance with this clause 8.4, an amount of that Lender’s Commitment under the relevant Term Facility (in an amount equal to the Base Currency Amount of the amount being prepaid) will be deemed to be cancelled on the date of prepayment.

8.5.	Mandatory Prepayment Accounts

(A)
The Company shall ensure that Acquisition Proceeds in respect of which the Company has made an election under paragraph (D) of clause 8.4 (Application of mandatory prepayments and cancellations) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group.

(B)
The Company irrevocably authorises the Agent to apply amounts credited to the Mandatory Prepayment Account to pay amounts due and payable under clause 8.4 (Application of mandatory prepayments and cancellations) and otherwise under the Finance Documents.

(C)	A Lender or Agent with which a Mandatory Prepayment Account is held acknowledges and agrees that interest shall accrue at normal commercial rates on

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amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account).

8.6.	Excluded proceeds
Where Excluded Acquisition Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the definition of Excluded Acquisition Proceeds), the Company shall ensure that those amounts are used for that purpose and shall upon the request of the Agent promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

8.7.	Automatic cancellation — Term Facilities
The Commitments of each Lender under each Term Facility will be automatically cancelled at the close of business on the last day of the Availability Period for that Term Facility to the extent undrawn at that date.

8.8.	Automatic cancellation — Facility C
The Commitments of each Lender under Facility C will be automatically cancelled at the close of business on the last day of the Availability Period for Facility C.

8.9.	Voluntary cancellation
The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of SEK 50,000,000 and integral multiples of SEK 10,000,000) of an Available Facility. Any cancellation under this clause 8.9 shall reduce the Commitments of the Lenders rateably under that Facility.

8.10.	Voluntary prepayment of Term Loans

(A)
The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Lenders may agree) prior notice, prepay the whole or any part of any Term Loan, but, if in part, being an amount that reduces the amount of such Term Loan by an amount of:

(1)	if the currency selected is SEK, a minimum of SEK 50,000,000 and integral multiples of SEK 10,000,000;

(2)	if the currency selected is EUR, a minimum of EUR 10,000,000 and integral multiples of EUR 5,000,000;

(3)	if the currency selected is USD, a minimum of USD 10,000,000 and integral multiples of USD 5,000,000;

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(4)
if the currency selected is another Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (B)(2) of clause 4.3 (Conditions relating to Optional Currencies).

(B)	A Term Loan may only be prepaid after the last day of the relevant Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

8.11.	Voluntary Prepayment of Facility C Loans

(A)
The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility C Loan but if in part, being an amount that reduces the amount of the Facility C Loan by an amount of:

(1)	if the currency selected is SEK, a minimum of SEK 50,000,000 and integral multiples of SEK 10,000,000;

(2)	if the currency selected is EUR, a minimum of EUR 10,000,000 and integral multiples of EUR 5,000,000;

(3)	if the currency selected is USD, a minimum of USD 10,000,000 and integral multiples of USD 5,000,000;

(4)
if the currency selected is another Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (B)(2) of clause 4.3 (Conditions relating to Optional Currencies).

8.12.	Right of repayment and cancellation in relation to a single Lender

(A)	If:

(1)	any sum payable to any Lender by the Company is required to be increased under paragraph (C) of clause 13.2 (Tax gross-up); or

(2)
any Lender claims indemnification from the Company under clause 13.3 (Tax indemnity) or clause 14.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender (the “Relevant Lender”) and/or its intention to procure the repayment of the Relevant Lender’s participation in the Loans.

(B)
Alternatively, the Company may request that the Relevant Lender is replaced in full by an Existing Lender or a New Lender (as defined in clause 23 (Changes to the Lenders) nominated by the Company) and which purchases at par all the rights and obligations of the Relevant Lender under this Agreement in accordance with clause 23 (Changes to the Lenders).

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(C)	On receipt of a notice referred to in paragraph (A) above, the Commitment of the Relevant Lender shall immediately be reduced to zero.

(D)
On the last day of each Interest Period which ends after the Company has given notice under paragraph (A) above (or, if earlier, the date specified by the Company in that notice or the last date required by law), the Company shall repay the relevant Lender’s participation in that Loan.

8.13.	Right of cancellation in relation to a Defaulting Lender

(A)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(B)	On the notice referred to in paragraph (A) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(C)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (A) above, notify all the Lenders.

8.14.	Restrictions

(A)
Any notice of cancellation or prepayment given by any Party under this clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(B)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(C)	The Company may not reborrow any part of a Term Loan which is prepaid or repaid.

(D)	Unless a contrary indication appears in this Agreement, any part of Facility C which is prepaid or repaid may be borrowed in accordance with the terms of this Agreement.

(E)	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(F)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated, subject to clause 2.2 (Increase).

(G)	If the Agent receives a notice under this clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

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(H)
If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (H) shall reduce the Commitments of the Lenders rateably under that Facility.

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PART 5: COSTS OF UTILISATION

9.	Interest

9.1.	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(A)	Applicable Margin; and

(B)	relevant IBOR.

9.2.	Payment of interest
The Company to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

9.3.	Applicable Margin

(A)
Prior to any change in Margin calculated in accordance with paragraph (C) below, the initial Applicable Margin in relation to each Facility A Loan and Facility B Loan shall be 3.25 per cent. per annum and will thereafter be adjusted (upwards or downwards) to the percentage rate per annum specified below opposite the range into which the Senior Net Debt to Adjusted EBITDA Ratio for the Test Period (as calculated in accordance with the provisions of clause 20 (Financial Covenants) as shown in the most recent Compliance Certificate, falls.

Column 1 Senior Net Debt to Adjusted EBITDA Ratio	Column 2 Applicable Margin (% per annum)
Equal to or more than 5.00:1.00	3.25
Equal to or more than 4.50:1.00, but less than 5.00:1.00	3.00
Equal to or more than 4.00:1.00, but less than 4.50:1.00	2.50
Equal to or more than 3.50:1.00, but less than 4.00:1.00	1.70
Equal to or more than 3.00:1.00, but less than 3.50:1.00	1.45
Equal to or more than 2.00:1.00 but less than 3.00:1.00	1.30
Less than 2.00:1.00	1.15

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(B)
Prior to any change in Margin calculated in accordance with paragraph (C) below, the initial Applicable Margin in relation to each Facility C Loan shall be 3.10 per cent. per annum and will thereafter be adjusted (upwards or downwards) to the percentage rate per annum specified below opposite the range into which the Senior Net Debt to Adjusted EBITDA Ratio for the Test Period (as calculated under clause 20 (Financial Covenants) as shown in the most recent Compliance Certificate, falls.

Column 1 Senior Net Debt to Adjusted EBITDA Ratio	Column 2 Applicable Margin (% per annum)
Equal to or more than 5.00:1.00	3.10
Equal to or more than 4.50:1.00, but less than 5.00:1.00	2.85
Equal to or more than 4.00:1.00, but less than 4.50:1.00	2.35
Equal to or more than 3.50, but less than 4.00:1.00	1.55
Equal to or more than 3.00:1.00, but less than 3.50:1.00	1.30
Equal to or more than 2.00:1.00, but less than 3.00:1.00	1.15
Less than 2.00:1.00	1.00

(C)
Subject to sub-paragraph (D) below, any change in the Applicable Margin will apply to each Loan from and including the fifth Business Day after the date of receipt by the Agent of the relevant Compliance Certificate.

(D)	For so long:

(1)	the Company is in default of its obligation under this Agreement to provide a Compliance Certificate; or

(2)	a Default is outstanding, the Applicable Margin for:

(a)	a Facility A Loan or a Facility B Loan, will be 3.25 per cent. per annum; and

(b)	a Facility C Loan, will be 3.10 per cent. per annum.

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(E)
If, following receipt by the Agent of the annual audited financial statements of the Group and any related Compliance Certificate, those statements and Compliance Certificate show that a higher Applicable Margin should have applied during a certain period, then the Company shall promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Applicable Margin applied during such period.

(F)
Within three Business Days of the receipt by the Agent of each Compliance Certificate to be delivered under clause 19.2 (Compliance Certificate), the Agent shall determine the Applicable Margin in relation to each Interest Period commencing after such date of determination (the “Margin Reset Date”) and continuing until (but excluding) the next Margin Reset Date.

9.4.	Default interest

(A)
If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (B) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration of one Month. Any interest accruing under this clause 9.4 shall be immediately payable by the Company on demand by the Agent.

(B)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(1)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(2)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(C)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.5.	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.

10.	Interest periods

10.1.	Selection of Interest Periods

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(A)
The Company may select an Interest Period for a Loan in the Utilisation Request for a Term Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice delivered not later than the Specified Time.

(B)	If the Company fails to deliver a Selection Notice to the Agent, the relevant Interest Period will be three Months.

(C)	Subject to this clause 10, the Company may select an Interest Period of:

(1)	in relation to either Facility A or Facility B, three or six Months; and

(2)	in relation to Facility C, one, three or six Months,
or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders) in relation to the relevant Facility.

(D)	An Interest Period for a Loan shall not extend beyond the Termination Date. The Company may select an Interest Period of less than one Month ending on the relevant Termination Date.

(E)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2.	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3.	Consolidation of Term Loans
If two or more Interest Periods:

(A)	relate to Facility A Loans or to Facility B Loans in the same currency; and

(B)
end on the same date, those Facility A Loans or Facility B Loans (as relevant) will, unless the Company specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan or Facility B Loan (as relevant), on the last day of the Interest Period.

11.    Changes to the calculation of interest

11.1.	Absence of quotations
Subject to clause 11.2 (Market disruption), if any IBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable IBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

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11.2.	Market disruption

(A)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(1)	the Applicable Margin; and

(2)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(B)	In this Agreement “Market Disruption Event” means:

(1)
at or about noon on the Quotation Day for the relevant Interest Period the relevant IBOR is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine any IBOR for the relevant currency and Interest Period; or

(2)
before close of business in Stockholm on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of any IBOR.

11.3.	Alternative basis of interest or funding

(A)
If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(B)	Any alternative basis agreed pursuant to paragraph (A) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4.	Break Costs

(A)
The Company shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(B)	Each Lender shall together with its demand, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

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12.	Fees

12.1.	Commitment fee

(A)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(1)	40 per cent. of the Applicable Margin on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A;

(2)	40 per cent. of the Applicable Margin on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B; and

(3)	40 per cent. of the Applicable Margin on that Lender’s Available Commitment under Facility C for the Availability Period applicable to Facility C.

(B)
The commitment fee shall accrue on and from the date of this Agreement. The accrued commitment fee is payable quarterly in arrear and on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of that Lender’s Commitment at the time the cancellation is effective.

(C)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2.	Utilisation Fee

(A)
The Company shall pay to the Agent (pro rata according to the amounts of their respective Facility C Commitments) for each Lender a utilisation fee in the Base Currency on the aggregate Facility C Loans outstanding under the Facility (where the equivalent amount in the Base Currency of each Facility C Loan outstanding in an Optional Currency shall be determined at the Agent’s Spot Rate of Exchange) from time to time computed at the rate of

(1)	0.15 per cent. per annum for any period of time that the aggregate Facility C Loans outstanding is less than or equal to thirty-three (33) per cent. of the Total Facility C Commitments;

(2)
0.25 per cent. per annum for any period of time that the aggregate Facility C Loans outstanding exceeds thirty-three (33) per cent. of the Total Facility C Commitments but is less than sixty-seven (67) per cent. of the Total Facility C Commitments;

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(3)	0.40 per cent. per annum for any period of time that the aggregate Facility C Loans outstanding equals to or exceed sixty-seven (67) per cent. of the Total Facility C Commitments.

(B)	Accrued utilisation fee is payable quarterly in arrears. Accrued utilisation fee is also payable to the Agent for a Lender on the date its Facility C Commitment is cancelled in full.

12.3.	Agency fee
The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4.	Up-front fee
The Company shall pay to the Bookrunners an up-front fee in the amount and at the times agreed in a Fee Letter.

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PART 6: ADDITIONAL PAYMENT OBLIGATIONS

13.	Tax gross up and indemnities

13.1.	Definitions

(A)	In this Agreement:
“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by the Company to a Finance Party under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax indemnity).

(B)	Unless a contrary indication appears, in this clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2.	Tax gross-up

(A)	The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(B)
The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company.

(C)
If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(D)
If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

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(E)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3.	Tax indemnity

(A)
The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(B)	Paragraph (A) above shall not apply:

(1)	with respect to any Tax assessed on a Finance Party:

(a)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(2)	to the extent a loss, liability or cost:

(a)	is compensated for by an increased payment under clause 13.2 (Tax gross-up); or

(b)	relates to a FATCA Deduction required to be made by a Party.

(C)
A Protected Party making, or intending to make a claim under paragraph (A) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(D)	A Protected Party shall, on receiving a payment from the Company under this clause 13.3, notify the Agent.

13.4.	Tax Credit
If the Company makes a Tax Payment and the relevant Finance Party determines that:

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(A)	a Tax Credit is attributable either to an increased payment which that Tax Payment forms part, or to that Tax Payment; and

(B)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

13.5.	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6.	VAT

(A)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 13.6(B) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(B)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(1)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause 13.6(B)(1) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(2)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT

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chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(C)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(D)
Any reference in this clause 13.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to any member of such group which is responsible for accounting for, or paying, VAT on behalf of such group, or on behalf of any or all of the members thereof.

(E)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.7.	FATCA Information

(A)	Subject to paragraph (C) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(1)	confirm to that other Party whether it is:

(a)	a FATCA Exempt Party; or

(b)	not a FATCA Exempt Party;

(2)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(3)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(B)
If a Party confirms to another Party pursuant to paragraph (A)(1) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

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(C)
Paragraph (A) above shall not oblige any Finance Party to do anything, and paragraph (A)(3) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(1)	any law or regulation;

(2)	any fiduciary duty; or

(3)	any duty of confidentiality.

(D)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (A)(1) or (2) above (including, for the avoidance of doubt, where paragraph (C) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.8.	FATCA Deduction

(A)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(B)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction)), notify the Party to whom it is making the payment and, in addition, shall notify the Company, and the Agent and the Agent shall notify the other Finance Parties.

14.	Increased costs

14.1.	Increased costs

(A)
Subject to clause 14.3 (Exceptions) the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(1)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(2)	compliance with any law or regulation made after the date of this Agreement;

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(3)
the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III (including, for the avoidance of doubt, CRD IV, to the extent that it applies to Basel III) (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(4)	the introduction or increase in mandatory costs imposed by the federal reserve or a central bank.

(B)	In this Agreement:
“Basel III” means:

(1)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(2)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(3)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
“CRD IV” means:

(1)	Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(2)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Increased Costs” means:

(1)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(2)	an additional or increased cost; or

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(3)
a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2.	Increased cost claims

(A)
A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(B)	Each Finance Party shall, together with its demand, provide a certificate confirming the amount and basis of calculation of its Increased Costs.

14.3.	Exceptions

(A)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(1)	attributable to a Tax Deduction required by law to be made by the Company;

(2)	attributable to a FATCA Deduction required to be made by a Party;

(3)
compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (B) of clause 13.3 (Tax indemnity) applied); or

(4)	attributable to the negligent breach by the relevant Finance Party or its Affiliates of any law or regulation.

(B)	In this clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 13.1 (Definitions).

15.	Other indemnities

15.1.	Currency indemnity

(A)
If any sum due from the Company under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(1)	making or filing a claim or proof against the Company;

(2)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

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the Company shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(B)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2.	Other indemnities

(A)	The Company shall within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(1)	the occurrence of any Default;

(2)
a failure by the Company to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 27 (Sharing among the Finance Parties);

(3)
funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(4)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

(B)
The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this clause 15.2 subject to paragraph (E) of clause 1.2 (Construction) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

15.3.	Indemnity to the Agent

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The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is a Default;

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

16.	Mitigation by the lenders

16.1.	Mitigation

(A)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 8.1 (Illegality), clause 13 (Tax Gross up and Indemnities) or clause 14.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(B)	Paragraph (A) above does not in any way limit the obligations of the Company under the Finance Documents.

16.2.	Limitation of liability

(A)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).

(B)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	Costs and expenses

17.1.	Transaction expenses
The Company shall within 15 days of a demand pay the Agent, the Bookrunners and the Mandated Lead Arrangers the amount of all costs and expenses (including external legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of.

(A)	this Agreement and any other Finance Documents referred to in this Agreement; and

(B)	any other Finance Documents executed after the date of this Agreement.

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17.2.	Amendment costs
If (a) the Company requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 28.10 (Change of currency), the Company shall, within five Business Days of demand, reimburse the Agent the amount of all costs and expenses (including external and, to the extent work is carried out in lieu of external parties, internal legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3.	Enforcement costs
The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all out of pocket costs and expenses incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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PART 7: REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	Representations
The Company makes the representations and warranties set out in this clause 18 to each Finance Party on the date of this Agreement.

18.1.	Status

(A)	It and each of its Subsidiaries is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(B)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2.	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3.	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(A)	any law or regulation applicable to it;

(B)	its constitutional documents; or

(C)
any agreement or instrument binding upon it or any of its Subsidiaries or any of its Subsidiaries’ assets, in each case, to an extent or in a manner that would be reasonably expected to have a Material Adverse Effect.

18.4.	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5.	Validity and admissibility in evidence
All Authorisations required:

(A)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

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(B)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect (or, in each case, will be when required).

18.6.	Governing law and enforcement

(A)
Subject to any opinion to the contrary which is specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions of Utilisation), the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(B)
Subject to any opinion to the contrary which is specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions of Utilisation), any judgment obtained in England and Wales in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7.	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8.	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9.	No default

(A)	No Event of Default is continuing or would result from the making of any Loan.

(B)
No other event or circumstance is continuing which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which it (or any of its Subsidiaries’) assets are subject which may reasonably be expected to have a Material Adverse Effect.

18.10.	No misleading information
Any factual information provided by any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

18.11.	Financial statements

(A)	Its Original Financial Statements were prepared in accordance with GAAP.

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(B)	The Original Financial Statements give a true and fair view of the Group’s financial condition and operations during the relevant financial period.

18.12.	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13.	No proceedings pending or threatened
No litigation, arbitration or administrative proceeding has been commenced by or against it or any member of the Group which is reasonably likely to be adversely determined and if so determined could reasonably be expected to have a Material Adverse Effect.

18.14.	No breach of laws

(A)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(B)
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

18.15.	Taxation

(A)	It is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax which has or is reasonably likely to have a Material Adverse Effect.

(B)
No claims or investigations with respect to Taxes are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) which have or are reasonably likely to have a Material Adverse Effect.

18.16.	Security and Financial Indebtedness

(A)
No Security Interest or Quasi-Security (as defined under clause 21.3 (Negative pledge)) exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(B)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

18.17.	Good title to assets
It and each of its Subsidiaries has a good, valid and marketable title to, or a legally enforceable right to use, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

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18.18.	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation.

18.19.	No adverse consequences

(A)	It is not necessary under the laws of the Company’s jurisdiction of incorporation:

(1)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(2)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in the Company’s jurisdiction of incorporation.

(B)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in the Company’s jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

18.20.	Insolvency
Neither it nor any of its Subsidiaries has taken any action nor have, to the best of its knowledge, any steps been taken or legal proceedings been started, or threatened against it, for winding-up, dissolution or re-organisation, the enforcement of any Security Interest over its assets or for the appointment of a receiver, administrator, trustee or similar officer of it or of any of its assets.

18.21.	Environmental Matters
To the best of its knowledge and belief;

(A)	it and each of its Subsidiaries is in compliance with all applicable Environmental Laws, a failure of which has, or is reasonably likely to have, a Material Adverse Effect;

(B)
it, and each of its Subsidiaries, are in compliance with the terms of all environmental Authorisations necessary for the ownership and operation of its facilities and businesses as presently owned and operated, a failure of which has, or is reasonably likely to have, a Material Adverse Effect; and

(C)
no Dangerous Materials have been used, disposed of, generated, stored, transported, dumped, deposited, buried or emitted by any member of the Group at, on, from or under any premises (whether or not owned, leased, occupied or controlled by any

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member of the Group) in breach of any Environmental Law applicable to it which in any such case, has, or is reasonably likely to have a Material Adverse Effect.

18.22.	Information Package
In the case of the Company only, as at the date of this Agreement:

(A)
the factual information contained in the Information Package was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(B)
the financial projections contained in the Information Package have been prepared as at its date, on the basis of recent historical information and assumptions believed by the Company to be fair and reasonable;

(C)
each expression of opinion, expectation, intention or policy contained in the Information Package was made after careful consideration and enquiry and is believed by the Company to be fair and reasonable as at the date at which it is stated to be given and can be properly supported;

(D)	the Information Package did not omit as at its date any information which, if disclosed, would make the Information Package untrue or misleading in any material respect; and

(E)	as at the date of this Agreement, nothing has occurred since the date of the Information Package which, if disclosed, would make the Information Package untrue or misleading in any material respect.

18.23.	Anti-Terrorism Laws

(A)	Neither it nor, to its knowledge, any of its Subsidiaries:

(1)	is in violation of any Anti-Terrorism Law; or

(2)	deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law.

(B)
In relation to any Finance Party incorporated or having its registered office in the Federal Republic of Germany (a “Restricted Finance Party”), the representation set out in paragraph (A) above shall only apply for the benefit of such Restricted Finance Party to the extent that it would not expose such Restricted Finance Party or any director, officer or employee thereof to any liability under EU Regulation (EC) 2271/96 or Section 7 of the German Foreign Trade Regulation (AWV § 7) or any law or regulation having a similar effect.

18.24.	Sanctions

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(A)	The Company, each member of the Group, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions Laws.

(B)	Neither the Company, nor any Subsidiary, and their respective directors, officers, employees, agents or representatives:

(1)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(2)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws.

(C)
In relation to any Restricted Finance Party, the representations set out in paragraphs (A) and (B) above shall only apply for the benefit of such Restricted Finance Party to the extent that it would not expose such Restricted Finance Party or any director, officer or employee thereof to any liability under EU Regulation (EC) 2271/96 or Section 7 of the German Foreign Trade Regulation (AWV § 7) or any law or regulation having a similar effect.

18.25.	Employee Benefit Plans

(A)
Neither the Company nor any other member of the Controlled Group has any unfunded liabilities in respect of any Employee Plan except to the extent that it does not, or would not have a Material Adverse Effect.

(B)	No Multiemployer Plan is in reorganisation or insolvent except to the extent that it does not have a Material Adverse Effect.

18.26.	The Acquisition
The Acquisition Agreement contains all the material terms of the Acquisition.

18.27.	Anti-bribery, anti-corruption and anti-money laundering
Neither the Company nor any of its subsidiaries, directors or officers, or, to the best knowledge of the company, any affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and the Company has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules.

18.28.	Repetition
The Repeating Representations are deemed to be made by the Company by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

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19.	Information undertakings
The undertakings in this clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1.	Financial statements
The Company shall supply to the Agent in sufficient copies for all the Lenders:

(A)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

(B)
as soon as the same become available, but in any event within 60 days after the end of each consecutive three month period of its financial years, its consolidated financial statements for that three month period.

19.2.	Compliance Certificate

(A)
The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (A) or (B) of clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 20 (Financial Covenants) as at the date at which those financial statements were drawn up, including, where appropriate, details of any disposals made by the Group and any Approved Acquisitions made during the relevant Test Period.

(B)	Each Compliance Certificate shall be signed by either the Chief Executive Officer or the Chief Financial Officer of the Company.

(C)
The Company does not need to supply a Compliance Certificate with the audited consolidated financial statements delivered in accordance with clause 19.1(A) if that Compliance Certificate would be the same as the Compliance Certificate already supplied for that same period with the unaudited consolidated financial statements delivered in accordance with clause 19.1(B). The Company must notify the Agent if it will not be necessary to deliver a Compliance Certificate in such circumstances on the basis of the terms of this paragraph.

19.3.	Requirements as to financial statements

(A)
Each set of financial statements delivered by the Company pursuant to clause 19.1(A) (Financial statements) shall be signed by directors of the Company in accordance with statutory Swedish legal requirements and financial statements delivered pursuant to clause 19.1(B) shall be signed by either the Chief Executive Officer or the Chief Financial Officer to show that they fairly represent its financial condition as at the date at which those financial statements were drawn up.

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(B)
The Company shall procure that each set of financial statements delivered pursuant to clause 19.1 (Financial statements) is prepared using GAAP as used in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there is or has been a significant change in GAAP, the accounting practices or reference periods and in the case of any material change relevant to the financial covenants in clause 20 (Financial Covenants) deliver to the Agent:

(1)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(2)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial Covenants) has been complied with and make a fair comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(C)
If the Company notifies the Agent of a change in accordance with paragraph (B) above then the Company and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. The Company agrees to amend this Agreement as necessary (and for the avoidance of doubt, to adjust the financial covenants set out in clause 20 (Financial Covenants)) to ensure that any change in accordance with paragraph (B) above does not result in any alteration in the commercial effect of any term as at the date of this Agreement.

19.4.	Information: miscellaneous

(A)	The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(1)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

(2)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, would be reasonably likely to have a Material Adverse Effect;

(3)	promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against the Vendor or any other person

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in respect of the Acquisition Agreement, or any other event that may give rise to a mandatory prepayment under clause 8.3 (Acquisition Proceeds); and

(4)
promptly, such further information regarding the financial condition, assets and operations of the Group or any member of the Group as any Finance Party (through the Agent) may reasonably request, except to the extent that disclosure of the information would breach any law, regulation, stock exchange requirement or duty of confidentiality.

(B)	The Company shall supply to the Agent:

(1)
promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such; and

(2)
promptly upon becoming aware that it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party, details of such occurrence.

19.5.	Notification of default

(A)	The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(B)
Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6.	“Know your customer” checks

(A)	If:

(1)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(2)	any change in the status of the Company after the date of this Agreement; or

(3)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

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obliges the Agent or any Lender (or, in the case of paragraph (3) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (3) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(B)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	Financial covenants

20.1.	Definitions
In this clause 20:
“Adjusted EBITDA” means, for a Test Period, EBITDA for that Test Period but adjusted:

(A)
to include the operating profit before interest, tax, depreciation, amortisation and impairment charges of a member of the Group and or any Acquired Product as defined in the definition of Approved Acquisition under clause 1.1 (Definitions and Interpretation) (with a documented sales track record of at least twelve (12) Months inclusion) acquired during the Test Period; and

(B)
to exclude the operating profit before interest, tax, depreciation, amortisation and impairment charges attributable to any member of the Group and or any Acquired Product as defined in the definition of Approved Acquisition under clause 1.1 (Definitions and Interpretation) sold during that Test Period.

“Adjusted Senior Net Debt” means Senior Net Debt, but adjusted to exclude Pension Liabilities which:

(A)
in the case of each person that was a member of the Group as at 30 June 2014, exceeds the amount in relation thereto which is outstanding on 30 June 2014 as calculated by the Company and approved by the Agent (on behalf of the Majority Lenders, acting reasonably); and

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(B)
in the case of each member of the Target Group, exceeds the amount in relation thereto which is outstanding on the Completion Date, as calculated by the Company and approved by the Agent (on behalf of the Majority Lenders, acting reasonably).

“Adjusted Senior Net Debt to Adjusted EBITDA Ratio” means the ratio of Adjusted Senior Net Debt to Adjusted EBITDA.
“Adjusted Senior Net Debt to Equity Ratio” means the ratio of Adjusted Senior Net Debt to Equity.
“Balance Sheet” means, at any time, the balance sheet forming part of the latest consolidated accounts of the Group (whether audited or unaudited) delivered (or required to be delivered) to the Agent under clause 19.1 (Financial statements).
“Cash and Cash Equivalents” means cash and cash equivalents as shown in the consolidated Balance Sheet.
“EBITDA” means, for a Test Period, earnings before interest and other financial items, Taxes, depreciation and amortisation of goodwill, as shown in the Income Statement, and excluding:

(A)	acquisition related restructuring costs directly related to the Acquisition or any Approved Acquisition; and

(B)	costs incurred to third party advisers in respect of the Acquisition and the financing thereof, up to a maximum aggregate amount not exceeding SEK 200,000,000.
“EBITDA Interest Cover Ratio” means EBITDA as a ratio to Total Interest Expenses.
“Equity” means the sum of total equity and Minority Interests as shown in the Balance Sheet.
“Income Statement” means, at any time, the income statement forming part of the latest consolidated financial statements of the Group (whether audited or unaudited) delivered (or required to be delivered) to the Agent under clause 19.1 (Financial statements).
“Minority Interests” mean the minority interests as shown in the Balance Sheet.
“Pension Liabilities” means any pension liabilities or other post-employment benefit obligations of the Group (net of any assets allocated in respect of such pension liabilities) treated on such in accordance with GAAP.
“Senior Net Debt” means Total Interest Bearing Debt as shown in the Balance Sheet less Cash and Cash Equivalents and Subordinated Debt.

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“Senior Net Debt to Adjusted EBITDA Ratio” means the ratio of Senior Net Debt to Adjusted EBITDA.
“Senior Net Debt to Equity Ratio” means the ratio of Senior Net Debt to Equity.
“Subordinated Debt” means any interest bearing liabilities of the Company:

(A)	having no repayments until after the Termination Date;

(B)	being subordinated in right of payment to the Lenders in the event of bankruptcy or liquidation; and

(C)	with default provisions limited to the insolvency and bankruptcy of the Company.
“Test Period” means the preceding period of 12 Months ending on a Quarter Date each year as appropriate beginning with the 12 Month period ending 31 December 2014.
“Total Interest Bearing Debt” means at any time the consolidated amount of the interest bearing liabilities, including financial leases and Pension Liabilities (net of any assets allocated in respect of such Pension Liabilities), as shown in the Balance Sheet, but, for the avoidance of doubt, shall exclude any such liabilities arising in respect of the Deferred Price incurred by a member of the Group under the Acquisition Agreement.
“Total Interest Expenses” means all interest expenses incurred by the Group including interest expenses, commitment fees, agency fees, repayment and prepayment premiums incurred in repaying or prepaying Financial Indebtedness and interest elements of financial leases, as shown under the heading Interest Expenses in the Income Statement in accordance with GAAP, but, for the avoidance of doubt, shall exclude any interest expenses arising in respect of the Deferred Price incurred by a member of the Group under the Acquisition Agreement.

20.2.	Adjusted Senior Net Debt to Adjusted EBITDA

(A)	The Company shall ensure that the Adjusted Senior Net Debt to Adjusted EBITDA Ratio shall not exceed:

(1)	5.50:1.00 for each Test Period ending on or before 31 December 2015;

(2)	5.00:1.00 for each Test Period ending after 31 December 2015 but on or before 31 December 2016; and

(3)	4.50:1.00 for each Test Period ending after 31 December 2016.

(B)
The Adjusted Senior Net Debt to Adjusted EBITDA Ratio shall be calculated on a pro forma basis. Furthermore, if adjustments to EBITDA are made from any Acquired Product as defined in the definition of Approved Acquisition under clause 1.1 (Definitions and Interpretation), the calculation of EBITDA shall at the request of

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the Agent (acting on behalf of the Majority Lenders) be verified in a certificate from the auditors of the Company.

20.3.	Adjusted Senior Net Debt to Equity
The Company shall ensure that the Adjusted Senior Net Debt to Equity Ratio for each Test Period shall not exceed 1.50:1.00.

20.4.	EBITDA Interest Cover Ratio
The Company shall ensure that the EBITDA Interest Cover Ratio for each Test Period exceeds 3.00:1.00.

21.	General Undertakings
The undertakings in this clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1.	Authorisations
The Company shall promptly:

(A)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(B)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2.	Compliance with laws
The Company shall comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect.

21.3.	Negative pledge

(A)	The Company shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security Interest over any of its assets.

(B)	The Company shall not (and shall ensure that no other member of the Group will):

(1)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Company or any other member of the Group;

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(2)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(3)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(4)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset (each of the transactions in (1) to (4) above being “Quasi-Security”).

(C)	Paragraphs (A) and (B) above do not apply to:

(1)	any lien arising by operation of law and in the ordinary course of trading;

(2)	any Security Interest over or affecting any asset acquired through an acquisition permitted under this Agreement if:

(a)	the Security Interest was not created in contemplation of that acquisition;

(b)	the principal amount secured has not been increased in contemplation of or since that acquisition; and

(c)	the Security Interest is removed or discharged within six Months of the date of that acquisition of such asset;

(3)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(4)	any Security Interest entered into pursuant to any Finance Document; and

(5)
any Security Interest securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security Interest given by any member of the Group other than any permitted under paragraphs (1) to (4) above) does not exceed SEK 150,000,000 (or its equivalent in another currency or currencies).

21.4.	Financial Indebtedness
The Company shall ensure that no other member of the Group will incur or permit to subsist any Financial Indebtedness other than:

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(A)	prior to the first Utilisation Date, any Financial Indebtedness under the Bridge Facilities Agreement;

(B)	prior to its payment in accordance with the terms of the Acquisition Agreement, any liabilities relating to the Deferred Price incurred by a member of the Group under the Acquisition Agreement;

(C)
any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of an acquisition permitted under this Agreement, but only for a period of 60 days from the date of that acquisition;

(D)	Financial Indebtedness between members of the Group;

(E)	prior to 30 April 2015, any Financial Indebtedness under the Target Company Bond Loan; and

(F)	any other Financial Indebtedness in aggregate for the Group (other than the Company) not exceeding SEK 800,000,000 (or its equivalent in another currency or currencies).

21.5.	Disposals
The Company shall not (and shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset other than:

(A)	disposals made in the ordinary course of business on arm’s length terms;

(B)	disposals which have the prior written consent of the Agent (acting on the instructions of the Majority Lenders);

(C)	dividends paid in the normal course of business in accordance with the provisions of all applicable laws and regulations;

(D)	disposals of assets in exchange for or to be replaced by other assets comparable or superior as to type, value and quality;

(E)	disposals between members of the Group (which, other than the Company, shall be wholly owned (directly or indirectly) Subsidiaries of the Company); or

(F)	disposals of assets on arm’s length terms where either:

(1)
the book value of the assets disposed of, when aggregated with the book value of all other disposals of assets by any member of the Group (other than those listed in paragraphs (A) to (D) above) during the period beginning on the date of this Agreement and ending on the Termination Date for Facility A, does not exceed 15 per cent. of the Total Assets; or

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(2)
the EBITDA generated by the assets disposed of, when aggregated with the EBITDA generated by all other assets disposed of by any member of the Group (other than those listed in paragraphs (A) to (D) above), during the period beginning on the date of this Agreement and ending on the Termination Date for Facility A, does not exceed 15 per cent. of Total EBITDA.

21.6.	Loans or credit

(A)	Except as permitted under paragraph (B) below, the Company shall not (and shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(B)	Paragraph (A) does not apply to:

(1)
any credit extended by any member of the Group to a third party under any disposal permitted under the terms of this Agreement so long as the aggregate amount of the Financial Indebtedness under any such credits does not exceed SEK 120,000,000 (or its equivalent in another currency or currencies) at any time;

(2)	a loan made between members of the Group;

(3)	a loan made by a member of the Group to an employee or director of any member of the Group; and

(4)
any loan (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of the Financial Indebtedness under any such loans together with the aggregate amount of the Financial Indebtedness permitted under paragraph (3) above does not exceed SEK 10,000,000 (or its equivalent in another currency or currencies) at any time.

21.7.	No Guarantees or indemnities
The Company shall not (and shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person except:

(A)	endorsement of negotiable instruments in the ordinary course of trade; or

(B)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade.

21.8.	Taxation

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The Company shall (and shall ensure that each member of the Group will) use all reasonable efforts to pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(A)	such payment is being contested in good faith;

(B)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 19.1 (Financial statements); and

(C)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

21.9.	Merger
The Company shall not (and shall ensure that no member of the Group will) enter into any merger or corporate reconstruction unless:

(A)	between members of the Group; and

(B)	where the Company is the surviving entity.

21.10.	Change of business
The Company shall ensure that no substantial change is made to the general nature of the business of the Company or the Group taken as a whole from that carried on at the date of this Agreement.

21.11.	Insurance
The Company shall (and shall ensure that the Group shall) effect and maintain insurance in relation to its assets and business with reputable insurers in such a manner and to such extent which would in the circumstances be good business practice.

21.12.	Acquisitions
The Company shall not (and shall ensure that no member of the Group will) perform any acquisitions other than (i) an Approved Acquisition, (ii) acquisitions where the aggregate cash and non-cash consideration paid or payable by the Company (when aggregated with the consideration of any other acquisition not allowed under (i) in this paragraph) does not exceed SEK 500,000,000 (or its equivalent in any other currency or currencies) in any financial year or (iii) if the latest Compliance Certificate delivered to the Agent evidences that the Senior Net Debt to EBITDA Ratio is below 3.50:1.00, any acquisition.

21.13.	Intellectual property rights
The Company shall:

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(A)	make such registrations and pay such fees and other amounts as are necessary to maintain registration, unless such fees and amounts exceed the value of such registration;

(B)	take such reasonable steps as are necessary and commercially motivated to prevent third parties infringing its intellectual property rights; and

(C)	not sell, transfer, lease, licence or otherwise dispose of all or any part of its interest in any of its intellectual property rights, save:

(1)	for any licence arrangements in respect of those rights entered into with members of the Group for so long as they remain members of the Group;

(2)
for licence arrangements in respect of those rights entered into with any third party for the purposes of supplying products or services to any member of the Group where those licence arrangements are entered into on arm’s length terms; and

(3)	for any licence arrangements in force on the date of this Agreement.

21.14.	Preservation of assets
The Company shall (and shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

21.15.	Pail passu ranking
The Company shall ensure that its payment obligations under the Finance Documents do and will rank at least pad passu with all its other present and future unsecured and unsubordinated claims, except for obligations which are mandatorily preferred by law applying to companies generally.

21.16.	Hedge
The Company shall enter into such hedging arrangements appropriate to any interest rate and currency risk to which it may be exposed by reason of its obligations under any agreement as the Company, acting reasonably, shall consider appropriate.

21.17.	Financing indemnity

(A)
In this clause 21.17, “relevant litigation” means any litigation proceeding, arising, pending or threatened against the Lenders in connection with or arising directly out of any Finance Document (whether or not made).

(B)
The Company must indemnify the Lenders against any direct loss or liability which the Lenders incur as a consequence of any relevant litigation, unless it is caused by the negligence or wilful misconduct of the Lenders.

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(C)	The Lenders must notify the Company promptly upon becoming aware, and in reasonable detail, of any relevant litigation and each Lender must keep the Company informed of its progress.

(D)
Each Lender must conduct any relevant litigation in good faith and will give careful consideration to the views of the Company in relation to the appointment of professional advisers and the conduct of the litigation taking into account (to the extent practicable) both its interests and the interests of the Company.

(E)	A Lender may only concede or compromise any claim in respect of any relevant litigation if it has consulted in good faith with the Company before so doing.

(F)
Notwithstanding paragraphs (A) to (E), the Lenders are not required to disclose to the Company any matter in respect of which it is under a duty of non-disclosure or which is subject to any attorney/client privilege.

(G)	The Company must keep confidential any information disclosed by the Lender to it under this clause 21.17.

21.18.	Subordinated Debt
The Company shall not (and the Company shall ensure no member of the Group will) prepay any Subordinated Debt on or prior to the Termination Date without the consent of the Majority Lenders.

21.19.	ERISA

(A)	The Company must promptly upon becoming aware of it notify the Agent of: (1) any Reportable Event;

(1)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Employee Plan subject to Title IV of ERISA; and

(2)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Employee Plan.

(3)	promptly upon a request by the Agent or a Lender, deliver to the Agent copies of Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each Employee Plan;

(4)
within seven days after it or any ERISA Affiliate becomes aware that any Reportable Event has occurred or, in the case of any Reportable Event which requires advance notice under Section 4043(b)(3) of ERISA, will occur, deliver to the Agent a statement signed by a director or other authorised signatory of the Company or an ERISA Affiliate describing that Reportable Event and the action, if any, taken or proposed to be taken with respect to that Reportable Event;

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(5)
within seven days after receipt by it or any ERISA Affiliate or any administrator of an Employee Plan, deliver to the Agent copies of each notice from the PBGC stating its intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan; and

(6)
within seven days after becoming aware of any event or circumstance which might constitute grounds for the termination of (or the appointment of a trustee to administer) any Employee Plan or Multiemployer Plan, provide an explanation of that event or circumstance by a director of the Company or an ERISA Affiliate affected by that event or circumstance.

(B)	The Company shall:

(1)
ensure that neither it nor any ERISA Affiliate engages in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan without the prior consent of the Majority Lenders;

(2)	ensure that any material liability imposed on it or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;

(3)
ensure that neither it nor any ERISA Affiliate adopts an amendment to an Employee Plan requiring the provision of security under ERISA or the Internal Revenue Code without the prior consent of the Majority Lenders; and

(4)	ensure that no Employee Plan is terminated under Section 4041A of ERISA laws

(C)
The Company and its ERISA Affiliates must be, and remain, in compliance in all respects with all laws and regulations relating to each of its Employee Plans where failure to do so is reasonably likely to have a Material Adverse Effect.

(D)
Each of the Company and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to an Employee Plan which is reasonably likely to result in the imposition of a Security Interest on any of its assets or which is reasonably likely to have a Material Adverse Effect.

21.20.	Anti-Terrorism Laws
(A)

(1)	The Company shall not knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(2)
None of the funds or assets of the Company that are used to repay the Facility shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person and no Designated Person shall have

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any direct or indirect interest in the Company that would constitute a violation of any Anti-Terrorism Laws.

(3)
The Company shall not, and the Company shall procure that none of its Subsidiaries will, knowingly fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

(B)
In relation to any Restricted Finance Party, the undertakings set out in paragraph (A) above shall only apply for the benefit of such Restricted Finance Party to the extent that they would not expose such Restricted Finance Party or any director, officer or employee thereof to any liability under EU Regulation (EC) 2271/96 or Section 7 of the German Foreign Trade Regulation (AWV § 7) or any law or regulation having a similar effect.

21.21.	Target Company Bond Loan
The Company shall ensure that the Target Company Bond Loan is repaid and cancelled in full on terms satisfactory to the Agent (on behalf of the Majority Lenders) as soon as reasonably practicable and, in any event, on or before 30 April 2015.

21.22.	Sanctions

(A)
The Company shall ensure that neither it, nor any other member of the Group, respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf is, or will become, a Restricted Party.

(B)
In relation to any Restricted Finance Party, the undertaking set out in paragraph (A) above shall only apply for the benefit of such Restricted Finance Party to the extent that it would not expose such Restricted Finance Party or any director, officer or employee thereof to any liability under EU Regulation (EC) 2271/96 or Section 7 of the German Foreign Trade Regulation (AWV § 7) or any law or regulation having a similar effect.

21.23.	The Acquisition

(A)	The Company shall not without the prior consent of the Agent accept any material amendments or waivers to the Acquisition Agreement.

(B)
The Company shall perform and comply with its material obligations under the Acquisition Agreement and shall take all reasonably and practical steps to preserve and enforce its rights (or the rights of any other members of the Group) and pursue any claims and remedies arising under the Acquisition Agreement in each case where this is commercially justified.

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22.	Events of default
Each of the events or circumstances set out in clause 21.22 is an Event of Default (save for clause 22.15 (Acceleration)).

22.1.	Non-payment
The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(A)	its failure to pay is caused by administrative or technical error;

(B)	payment is made within three Business Days of its due date; and

(C)	in respect of payments other than of principal or interest, payment is made within two Business Days of notice of non-payment to the Company.

22.2.	Financial covenants
Any requirement of clause 20 (Financial Covenants) is not satisfied.

22.3.	Other obligations

(A)	The Company does not comply with any provision of the Finance Documents (other than those referred to in clause 22.1 (Non-payment) and 22.2 (Financial covenants)).

(B)
No Event of Default under paragraph (A) will occur if the failure to comply is capable of remedy and is remedied within 14 days of the earlier of the Agent giving notice to the relevant Company or the Company becoming aware of the failure to comply.

22.4.    Misrepresentation
Any representation or statement made or deemed to be made by the Company in the Finance Documents or any other document delivered by or on behalf of the Company under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the Agent giving notice to the Company or the Company becoming aware of the misrepresentation.

22.5.	Cross default

(A)
Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period and the obligation to pay is not disputed in good faith and with appropriate means.

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(B)
Any Financial Indebtedness of any member of the Group is validly declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(C)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(D)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(E)
No Event of Default will occur under this clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (A) to (D) above is less than SEK 30,000,000 (or its equivalent).

22.6.	Insolvency

(A)
A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(B)	A moratorium is declared in respect of any indebtedness of any member of the Group.

22.7.	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step, which is not vexatious or frivolous, is taken in relation to:

(A)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not the Company;

(B)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(C)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not the Company), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(D)	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.

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22.8.	Creditors’ process
Any expropriation, attachment or execution affects any asset or assets of any member of the Group unless such process is disputed in good faith and by appropriate means.

22.9.	Unlawfulness
It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.
22.10.    Cessation of Business
The Company ceases, or threatens to cease, to carry on all or a substantial part of its business.
22.11.    Repudiation
The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12.	Material litigation
Any litigation, arbitration or administrative proceeding is commenced by or against any member of the Group which is likely to be resolved against the relevant member of the Group and if so resolved will have or can be expected to have a Material Adverse Effect.

22.13.	Material adverse change
Any event occurs or circumstances arise which, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

22.14.	ERISA
Any of the following events results in the imposition of or granting of security, or the incurring of a liability or a material risk of incurring a liability that individually and/or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect:

(A)	any Reportable Event occurs or is reasonably expected to occur;

(B)
the Company or any ERISA Affiliate incurs or is likely to incur a liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201, 4204 or 4212(c) of ERISA;

(C)
the fair market value of the assets of any Employee Plan subject to Title IV of ERISA is not at least equal to the present value of the “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) under that Employee Plan using the actuarial assumptions and methods used by the actuary to that Employee Plan in its most recent valuation of that Employee Plan; or

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(D)
the Company or any ERISA Affiliate incurs or is likely to incur a liability to or on account of an Employee Plan under Section 409, 502(i) or 502(I) of ERISA or Section 401(a)(29), 4971 or 4975 of the Internal Revenue Code.

22.15.	Acceleration
On and at any time after the occurrence of an Event of Default, and whilst it is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(A)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(B)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(C)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

22.16.	Clean-Up Period

(A)	Notwithstanding any other provision of any Finance Document, any Event of Default constituting a Clean-Up Default during the Clean-Up Period will be deemed not to be an Event of Default if:

(1)
it would have been (if it were not for this provision) an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(2)	it is capable of remedy and reasonable steps are being taken to remedy it;

(3)	neither the Target nor any other member of the Group have taken any action or omitted to take any action that has caused the Clean-Up Default; and

(4)	it is not reasonably likely to have a Material Adverse Effect.

(B)
If the relevant circumstances are continuing after the end of the Clean-Up Period, there shall be an Event of Default notwithstanding the provisions of paragraph (A) above (and without prejudice to the rights and remedies of the Finance Parties).

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PART 8: CHANGES TO PARTIES

23.	Changes to the lenders

23.1.	Assignments and transfers by the Lenders
Subject to this clause 23, a Lender (the “Existing Lender”) may:

(A)	assign any of its rights; or

(B)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2.	Conditions of assignment or transfer

(A)
The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or if an Event of Default has occurred and is continuing.

(B)
The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(C)
If a Lender assigns or transfers part of its participation in the Facilities other than to one of its Affiliates or another Lender the amount of such assignment or transfer must be a minimum of SEK 50,000,000.

(D)	An assignment will only be effective on:

(1)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(2)
performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(E)	A transfer will only be effective if the procedure set out in clause 23.5 (Procedure for transfer) is complied with.

(F)	If:

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(1)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(2)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Tax Gross up and Indemnities) clause 14.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This clause 23.2(F) shall not apply in respect of any assignment or transfer made in ordinary course of the primary syndication of the Facility.

(G)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3.	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of SEK 20,000.

23.4.	Limitation of responsibility of Existing Lenders

(A)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(1)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(2)	the financial condition of the Company;

(3)	the performance and observance by the Company of its obligations under the Finance Documents or any other documents; or

(4)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(B)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

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(1)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(2)
will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(C)	Nothing in any Finance Document obliges an Existing Lender to:

(1)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause 23; or

(2)	support any losses directly or indirectly incurred by the New Lender by reason of the non performance by the Company of its obligations under the Finance Documents or otherwise.

23.5.	Procedure for transfer

(A)
Subject to the conditions set out in clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (C) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (B) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(B)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(C)	Subject to clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(1)
to the extent that in the Transfer Certificate the Existing Lender seeks to assign its rights and obligations under the Finance Documents each of the Company and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(2)
each of the Company and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Company and the New

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Lender have assumed and/or acquired the same in place of the Company and the Existing Lender;

(3)
the Agent, the Bookrunners, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Bookrunners, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(4)	the New Lender shall become a Party as a “Lender”.

23.6.	Procedure for assignment

(A)
Subject to the conditions set out in clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (C) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(B)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(C)	Subject to clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(1)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(2)
the Existing Lender will be released by the Company and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the assignment in the Assignment Agreement;

(3)	the New Lender shall become a party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(D)
Lenders may utilise procedures other than those set out in this clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the Company or unless in accordance with clause 23.5 (Procedure for transfer), to obtain a release by the company from the obligations owed to the Company by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they

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comply with the conditions set out in clause 23.2 (Conditions of assignment or transfer).

23.7.	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, Assignment Agreement or Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

23.8.	Security over Lenders’ rights
In addition to the other rights provided to Lenders under this clause 23.8, each Lender may without consulting with or obtaining consent from the Company, at any time charge, assign or otherwise create any Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(A)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(B)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(1)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(2)
require any payments to be made by the Company other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.9.	Pro rata interest settlement
If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to clause 23.5 (Procedure for transfer) or any assignment pursuant to clause 23.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(A)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest

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accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the date which falls at six Monthly intervals after the first day of that Interest Period); and

(B)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(1)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(2)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 23.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.	Assignment and transfers by the Company
The Company may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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PART 9: THE FINANCE PARTIES

25.	Role of the Agent, the Bookrunners and the Mandated Lead Arrangers

25.1.	Appointment of the Agent

(A)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(B)
Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2.	Duties of the Agent

(A)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(B)	Subject to paragraph (C) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(C)
Without prejudice to clause 23.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (B) above shall not apply to any Transfer Certificate, Assignment Agreement or Increase Confirmation.

(D)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(E)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(F)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Bookrunners or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(G)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.3.	Role of the Bookrunners and the Mandated Lead Arrangers

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Except as specifically provided in the Finance Documents, none of the Bookrunners or the Mandated Lead Arrangers have any obligations of any kind to any other Party under or in connection with any Finance Document.

25.4.	No fiduciary duties

(A)	Nothing in this Agreement constitutes the Agent, any Bookrunner or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(B)	None of the Agent, any Bookrunner or any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5.	Business with the Group
The Agent, the Bookrunner and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6.	Rights and discretions of the Agent

(A)	The Agent may:

(1)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(2)	assume that:

(a)	any instructions received by it from all Lenders, the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(b)	unless it has received notice of revocation, that those instructions have not been revoked; and

(3)	rely on a certificate from any person:

(a)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(b)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (a) above, may assume the truth and accuracy of that certificate.

(B)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

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(1)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 22.1 (Non-payment)); and

(2)	any right, power, authority or discretion vested in any Party or the Lenders has not been exercised;

(C)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(D)
Without prejudice to the generality of paragraph (C) above or paragraph (E) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(E)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(F)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(1)	be liable for any error of judgment made by any such person; or

(2)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(G)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(H)	Without prejudice to the generality of paragraph (G) above, the Agent:

(1)	may disclose; and

(2)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Company and to the other Finance Parties.

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(I)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Bookrunners or the Mandated Lead Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(J)
The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (A)(2) of clause 11.2 (Market disruption).

(K)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it

25.7.	Majority Lenders’ instructions

(A)	The Agent shall:

(1)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(a)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(b)	in all other cases, the Majority Lenders; and

(2)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (1) above.

(B)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(C)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

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(D)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(E)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(F)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8.	Responsibility for documentation
None of the Agent, the Bookrunners or the Mandated Lead Arrangers are responsible or liable for:

(A)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, a Bookrunner, a Mandated Lead Arranger, the Company or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(B)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.9.	No duty to monitor
The Agent shall not be bound to enquire:

(A)	whether or not any Default has occurred;

(B)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(C)	whether any other event specified in any Finance Document has occurred.

25.10.	Exclusion of liability

(A)
Without limiting paragraph (B) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Agent, shall not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

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(1)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(2)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; or

(3)	without prejudice to the generality of paragraphs (1) and (2) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(a)	any act, event or circumstance not reasonably within its control; or

(b)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(B)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clause 1.2(E) (Construction) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(C)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(D)	Nothing in this Agreement shall oblige the Agent, any Bookrunner or any Mandated Lead Arranger to carry out:

(1)	any “know your customer” or other checks in relation to any person; or

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(2)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent, the Bookrunners and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Bookrunners or the Mandated Lead Arrangers.

(E)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.11.	Lenders’ indemnity to the Agent

(A)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any costs, loss or liability pursuant to clause 28.11 (Disruption to payment systems etc) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Company pursuant to a Finance Document).

(B)	Subject to paragraph (C) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (A) above.

(C)	Paragraph (B) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to the Company.

25.12.	Resignation of the Agent

(A)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

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(B)
Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(C)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (B) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(D)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (C) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(E)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(F)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(G)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 25.12 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have, had if such successor had been an original Party.

(H)
After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (B) above. In this event, the Agent shall resign in accordance with paragraph (B) above.

(I)
The Agent shall resign in accordance with paragraph (B) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (C) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

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(1)
the Agent fails to respond to a request under clause 13.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(2)
the information supplied by the Agent pursuant to clause 13.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(3)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent requires it to resign.

25.13.	Replacement of the Agent

(A)
After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(B)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(C)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(D)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.14.	Confidentiality

(A)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

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(B)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.15.	Relationship with the Lenders

(A)
Subject to clause 23.9 (Pro rata interest settlement) the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(1)	entitled to or liable for any payment due under any Finance Document on that day; and

(2)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(B)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, email address, fax number and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, email address, fax number, department and officer by that Lender for the purposes of clause 30.3 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16.	Credit appraisal by the Lenders
Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Bookrunners and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(A)	the financial condition, status and nature of each member of the Group;

(B)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(C)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(D)
the adequacy, accuracy. and/or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.17.	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.18.	Agent’s management time
Any amount payable to the Agent under clause 15.3 (Indemnity to the Agent), clause 17 (Costs and expenses) and clause 25.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 12 (Fees).

25.19.	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.20.	Reliance and engagement letters
Each Finance Party confirms that each of the Bookrunners, the Mandated Lead Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Bookrunners, Mandated Lead Arrangers or the Agent) the terms of any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

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26.	Conduct of business by the Finance Parties
No provision of this Agreement will:

(A)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(B)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(C)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	Sharing among the Finance Parties

27.1.	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Company other than in accordance with clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(A)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(B)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(C)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 28.6 (Partial payments).

27.2.	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 28.6 (Partial payments).

27.3.	Recovering Finance Party’s rights

(A)
On a distribution by the Agent under clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

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(B)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (A) above, the Company shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4.	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(A)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(B)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Company will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5.	Exceptions

(A)	This clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Company.

(B)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(1)	it notified that other Finance Party of the legal or arbitration proceedings; and

(2)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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PART 10: ADMINISTRATION

28.	Payment mechanics

28.1.	Payments to the Agent

(A)
On each date on which the Company or a Lender is required to make a payment under a Finance Document, the Company or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(B)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

28.2.	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 28.3 (Distributions the Company) and clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3.	Distributions to the Company
The Agent may (with the consent of the Company or in accordance with clause 29 (Set-Off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4.	Clawback

(A)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(B)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the

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date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5.	Impaired Agent

(A)
If, at any time, the Agent becomes an Impaired Agent, the Company or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 28.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Company or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(B)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(C)
A Party which has made a payment in accordance with this clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(D)
Promptly upon the appointment of a successor Agent in accordance with clause 25.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this clause 28.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with clause 28.2 (Distributions by the Agent).

28.6.	Partial payments

(A)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Agent shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(1)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(2)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(3)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

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(4)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(B)	The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (A)(2) to (4) above.

(C)	Paragraphs (A) and (B) above will override any appropriation made by the Company.

28.7.	No set-off by the Company
All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8.	Business Days

(A)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(B)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9.	Currency of account

(A)	Subject to paragraphs (B) to (E) below, the Base Currency is the currency of account and payment for any sum due from the Company under any Finance Document.

(B)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(C)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(D)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(E)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.10.	Change of currency

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(A)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(1)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (acting reasonably and after consultation with the Company); and

(2)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably and after consultation with the Company).

(B)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.11.	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(A)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(B)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (A) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(C)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (A) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(D)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 34 (Amendments and Waivers);

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

(E)
the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 28.11; and

(F)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (D) above.

29.	Set-off
A Finance Party may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. Such Finance Party shall promptly notify the Company of such set-off or conversion.

30.	Notices

30.1.	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email, fax or letter.

30.2.	Addresses
The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(A)	in the case of the Company, that identified with its name below;

(B)	in the case of each Lender that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(C)	in the case of the Agent, that identified with its name below, or any substitute address, email address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3.	Addresses

(A)	The contact details of the Company for this purpose are:

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

Address:	Pipers vag 2 SE-170 09 SOLNA Sweden
Email:	henrik.stenqvist@meda.se
Fax number:	+46 8 630 19 19
Attention:	Henrik Stenqvist

(B)	The contact details of the Agent for this purpose are:
For credit purposes:

Address:	Danske Bank — Corporate & Institutions Loan Agency 2-12 Holmens Kanal DK-1092 Copenhagen K. Denmark
E-mail:	loanaqency@danskebank.com
Fax number:	+45 45 12 87 22
Attention:	Christian Roed Christensen For administration purposes:
Address:	Holmens Kanal 2-12 DK-1092 Copenhagen K. Denmark
E-mail:	r3925svn@danskebank.dk
Fax number:	+45 4514 9978/+45 4514 9979

30.4.	Delivery

(A)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(1)	if by way of email or fax, when received in legible form; or

(2)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under clause 30.2 (Addresses), if addressed to that department or officer.

(B)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

(C)	All notices from or to the Company shall be sent through the Agent.

(D)	A notice given by email or fax which is dispatched after close of business at the place of receipt, or on a day which is not Business Day, will be deemed to have been given on the next Business Day.

30.5.	Notification of address, email address and fax number
Promptly upon receipt of notification of an address, email address or fax number or change of address, email address or fax number pursuant to clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.6.	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.7.	Use of websites

(A)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(1)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(2)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(3)	the information is in a format previously agreed between the Company and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

(B)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(C)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(1)	the Designated Website cannot be accessed due to technical failure;

(2)	the password specifications for the Designated Website change;

(3)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(4)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(5)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Agent under paragraph (C)(1) or paragraph (C)(5) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(D)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten (10) Business Days.

30.8.	Language

(A)	Any notice given under or in connection with any Finance Document must be in English.

(B)	All other documents provided under or in connection with any Finance Document must be:

(1)	in English; or

(2)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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31.	Calculations and certificates

31.1.	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2.	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3.	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	Amendments And Waivers

34.1.	Required consents

(A)
Subject to clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(B)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 34.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

34.2.	Exceptions

(A)	An amendment or waiver that has the effect of changing or which relates to:

(1)	the definition of Majority Lenders in clause 1.1 (Definitions);

(2)	an extension to the date of payment of any amount under the Finance Documents;

(3)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(4)	an increase in or an extension of any Commitment;

(5)	any provision which expressly requires the consent of all the Lenders;

(6)	clause 2.3 (Finance Parties’ rights and obligations), clause 23 (Changes to the Lenders) or this clause 34.
shall not be made without the prior consent of the Lenders.

(B)
An amendment or waiver which relates to the rights or obligations of the Agent, the Bookrunners or the Mandated Lead Arrangers may not be effected without the consent of the Agent, the Bookrunners or the Mandated Lead Arrangers.

34.3.	Disenfranchisement of Defaulting Lenders

(A)
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments (or the Total Commitments under the relevant Facilities) or the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for these purposes.

(B)	For the purposes of this clause 34.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(1)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(2)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (A), (B) or (C) of the definition of “Defaulting Lender” has occurred,

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

(C)
unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.4.	Replacement of a Defaulting Lender

(A)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Lender:

(1)
replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(2)	require such Lender to (and such Lender shall) transfer pursuant to clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Facility C Commitment of the Lender; or

(3)	require such Lender to (and such Lender shall) transfer pursuant to clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of Facility C, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(B)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(1)	the Company shall have no right to replace the Agent;

(2)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(3)	the transfer must take place no later than 5 Business Days after the notice referred to in paragraph (A) above; and

(4)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

35.	Confidentiality

35.1.	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2.	Disclosure of Confidential Information
Any Finance Party may disclose:

(A)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (A) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(B)	to any person:

(1)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(2)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Company and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(3)
appointed by any Finance Party or by a person to whom paragraph (B)(1) or (2) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (C) of clause 25.15 (Relationship with the Lenders));

(4)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (B)(1) or (B)(2) above;

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

(5)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(6)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 23.8 (Security over Lenders’ rights);

(7)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(8)	who is a Party; or

(9)	with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(a)
in relation to paragraphs (B)(1), (B)(2) and B(3) above, the person to whom the Confidential information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(b)
in relation to paragraph (B)(4) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(c)
in relation to paragraphs (B)(5), (B)(6) and (B)(7) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(C)
to any person appointed by that Finance Party or by a person to whom paragraph (B)(1) or (B)(2) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (C) if the service

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(D)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Company.

35.3.	Entire agreement
This clause 35 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.4.	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5.	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(A)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (B)(5) of 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(B)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 25.14 (Confidentiality).

35.6.	Continuing obligations
The obligations in this clause 25.14 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(A)	the date on which all amounts payable by the Company under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

(B)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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PART 11: GOVERNING LAW AND ENFORCEMENT

37.	Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

38.	Enforcement

38.1.	Jurisdiction

(A)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(B)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(C)
This clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2.	Service of process

(A)	Without prejudice to any other mode of service allowed under any relevant law, the Company:

(1)
irrevocably appoints Meda Pharmaceuticals Limited, Skyway House, Parsonage Road, Takeley, Bishop’s Stortford, CM22 6PU as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(2)	agrees that failure by an agent for service of process to notify the Company of the process will not invalidate the proceedings concerned.

(B)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

SCHEDULE 1: THE ORIGINAL LENDERS

Name of Original Lender	Facility A Loan Commitment (SEK)	Facility B Loan Commitment (SEK)	Facility C Loan Commitment (SEK)
Danske Bank A/S, Danmark, Sverige Filial	919,275,000	865,725,000	1,785,000,000
DNB Bank ASA, Sweden Branch	919,275,000	865,725,000	1,785,000,000
Nordea Bank AB (publ)	919,275,000	865,725,000	1,785,000,000
Skandinaviska Enskilda Banken AB (publ)	919,275,000	865,725,000	1,785,000,000
Swedbank AB (publ)	919,275,000	865,725,000	1,785,000,000
Mizuho Bank, Ltd.	575,512,500	541,987,500	1,117,500,000
Svenska Handelsbanken AB (publ)	575,512,500	541,987,500	1,117,500,000
BNP Paribas Fortis SA/NV	345,050,000	324,950,000	670,000,000
Commerzbank Aktiengesellschaft	345,050,000	324,950,000	670,000,000
Total Commitments	SEK 6,437,500,000	SEK 6,062,500,000	SEK 12,500,000,000

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

SCHEDULE 2: CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Company

(A)	certified copy of the current registration certificate (Sw. registreringsbevis) and articles of association (Sw. bolagsordning) of the constitutional documents of the Company.

(B)	A certified copy of a resolution of the board of directors of the Company:

(1)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it executes the Finance Documents;

(2)	authorising a specified person or persons to execute the Finance Documents on its behalf; and

(3)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

(C)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (B) above.

(D)
A certificate of the Company (signed by a director or an authorised signatory of the Company) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Company to be exceeded.

(E)	A certificate of an authorised signatory of the Company certifying that:

(1)	each copy document specified in this schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(2)	the Acquisition Agreement has not been amended, varied, waived or terminated (without the consent of the Agent) in any material respect; and

(3)	the Company has performed and complied with its material obligations under the Acquisition Agreement and has taken all reasonable and practical steps to preserve and enforce its rights thereunder.

2.	Legal Opinions

(A)	A legal opinion of Simmons & Simmons LLP, London, legal advisors in England and Wales to the Agent, addressed to the Finance Parties.

(B)	A legal opinion of Advokatfirman Cederquist KB, legal advisors in Sweden to the Agent, addressed to the Finance Parties.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

3.	Other Transaction Documents

(A)	A copy of the executed Acquisition Agreement.

(B)	The executed Fee Letters.

(C)	Evidence that any process agent referred to in clause 38.2 (Service of process) has accepted its appointment.

(D)	Evidence that all fees, costs and expenses due from the Company under the Finance Documents have been paid or will be paid at the first Utilisation Date.

(E)	Evidence that the Bridge Facilities Agreement will be repaid and cancelled in full on the first Utilisation Date.

(F)	The Original Financial Statements.

(G)	The Group Structure Chart.

(H)	The Base Case Model.

(I)	The Rights Issue Prospectus.

(J)	The Funds Flow Statement.

(K)	Evidence that the Rights Issue has been completed.

(L)	A letter from the Company to the Agent specifying the Mandatory Prepayment Account including details of account name, account number and the name and address of the bank where the account is held.

(M)	Details and calculations of the amount of outstanding Pension Liabilities (a) on 30 June 2014 and (b) on the Completion Date.

(N)
A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Company is necessary in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

SCHEDULE 3: REQUESTS
PART 1: UTILISATION REQUEST
From:    Meda AB (publ)
To:    [•] as Agent
Dated:
Dear Sirs
Meda AB (publ)
SEK 25,000,000,000 Multicurrency Term and Revolving Credit Facilities Agreement
dated [•] 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Facility to be utilised:	[Facility A/ Facility BI Facility C]
Currency of Loan:	[ ]
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]

3.	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.
Yours faithfully

Name and Title

authorised signatory for
Meda AB (publ)

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

PART 2: SELECTION NOTICE
From: Meda AB (publ)
To:    [•] as Agent
Dated:
Dear Sirs
Meda AB (publ) - SEK 25,000,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated [•] 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following [Facility A]/[Facility B] Loan[s] in [identify currency] with an Interest Period ending on [ ].
We request that the next Interest Period for the above Loan[s] is [ ]].

3.
We request that the above Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [    ]. As this results in a change of currency we confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of the Selection Notice. The proceeds of any change in currency should be credited to [account]].

4.	This Selection Notice is irrevocable.
Yours faithfully

Name and Title

authorised signatory for
Meda AB (publ)

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

SCHEDULE 4: FORM OF TRANSFER CERTIFICATE
To:    [•] as Agent
From:    [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
Meda AB (publ) - SEK 25,000,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated [•] 2014 (the “Agreement”)

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to clause 23.5 (Procedure for transfer):

(A)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause 23.5 (Procedure for transfer).

(B)	The proposed Transfer Date is [

(C)	The Facility Office and address, email address, fax number and attention details for notices of the New Lender for the purposes of clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (C) of clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

THE SCHEDULE
COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED
[insert relevant details]
[Facility Office address, email address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].
[•]
By:

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

SCHEDULE 5: FORM OF ASSIGNMENT AGREEMENT
To:    [•] as Agent
From:    [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the New Lender”)
Dated:
Meda AB (publ) - SEK 25,000,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated [•] 2014 (the “Agreement”)

1.
We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to clause 23.6 (Procedure for assignment):

(A)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(B)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

(C)	The New Lender becomes a Party as a Lender and is bound by the obligations equivalent to those from which the Existing Lender is released under paragraph (B) above.

3.	The proposed Transfer Date is [

4.	On the Transfer Date the New Lender becomes a Party to the Finance Documents as a Lender.

5.	The Facility Office and address, email address, fax number and attention details for notices of the New Lender for the purposes of clause 30.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lenders obligations set out in paragraph (C) of clause 23.4 (Limitation of responsibility of Existing Lenders).

7.
This Assignment Agreement acts as a notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 23.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company of the assignment referred to in this Assignment Agreement.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

SCHEDULE 6: FORM OF INCREASE CONFIRMATION
To:    [•] as Agent
From:    [Increase Lender] (the “Increase Lender”)
Dated:
Meda AB (publ) - SEK 25,000,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated [•] 2014 (the “Agreement”)

1.
We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.2 (Increase) of the Facility Agreement.

3.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, email address, fax number and attention details for notices to the Increase Lender for the purposes of clause 30.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (F) of clause 2.2 (Increase).

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

THE SCHEDULE
RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE ASSUMED BY THE INCREASE LENDER
[insert relevant details]
[Facility office address, email address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Agent and the Increase Date is confirmed as [ ].
Agent
By:

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

SCHEDULE 7: FORM OF COMPLIANCE CERTIFICATE
To:    [•] as Agent
From:    Meda AB (publ)
Dated:
Dear Sirs
Meda AB (publ) - SEK 25,000,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated [•] 2014 (the “Agreement”)

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	This Compliance Certificate relates to the Test Period ending: [date]
Ratios:
Adjusted Senior Net Debt to Adjusted EBITDA Ratio [•] (based on Total Interest Bearing Debt of [•], Cash and Cash Equivalents of [•], Subordinated Debt of [•] and Adjusted EBITDA of [•] (of which [•] relates to acquisitions and [•] relates to disposals)).
EBITDA Interest Cover Ratio [•] (based on EBITDA of [•] and Total Interest Expenses of [•]).
Adjusted Senior Net Debt to Equity Ratio Es] (based on Total Interest Bearing Debt of [•], Cash and Cash Equivalents of [•], Subordinated Debt of [•] and Equity of [•]).

3.	Details of the calculations relating to the Ratios set out above are attached to this Compliance Certificate.

4.	We confirm that no Default is continuing.

5.	[Details of any disposals made by the Group and any Approved Acquisitions made during the relevant Test Period to be set out.]

6.	Senior Net Debt to Adjusted EBITDA Ratio for the purposes of clause 9.3 (Applicable Margin) is [•].

7.	[We confirm that the amount of outstanding Pension Liabilities is [•]].

Signed:

Name:

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

[Chief Executive Officer/ Chief Financial Officer]
Of
Meda AB (publ)

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

SCHEDULE 8: TIMETABLE

	Loans in euro	Loans in SEK	Loans in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with clause 4.3 (Conditions relating to Optional Currencies)	11.00 a.m. on the second Business Day following a Utilisation Request	11.00 a.m. on the second Business Day following a Utilisation Request	11.00 a.m. on the second Business Day following a Utilisation Request
Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (clause 10.1 (Selection of Interest Periods))	U − 3 10.00 a.m.	U − 3 10.00 a.m.	U − 3 10.00 a.m.
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with clause 5.4 (Lenders’ participation)
	U − 3 5.00 p.m.	U − 3 5.00 p.m.	U − 3 5.00 p.m.
Agent receives a notification from a Lender under clause 6.2 (Unavailability of a currency)	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.	Quotation Day 9.30 a.m.
Agent gives notice in accordance with clause 6.2 (Unavailability of a currency)	Quotation Day 11.00 a.m.	Quotation Day 11.00 a.m.	Quotation Day 11.00 a.m.
Agent determines amount of the Term Loan in Optional Currency in accordance with clause 6.3 (Change of currency)	Quotation Day − 1 5.00 p.m.	Quotation Day − 1 5.00 p.m.	Quotation Day − 1 5.00 p.m.
Agent determines amount of the Term Loan in Optional Currency in accordance with paragraph (A) of clause 6.4 (Same Optional Currency during Successive Interest Periods).	Quotation Day − 1 5.00 p.m.	Quotation Day − 1 5.00 p.m.	Quotation Day − 1 5.00 p.m.

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

	Loans in euro	Loans in SEK	Loans in other currencies
Agent determines amount of Term Loan in Optional Currency converted into Base Currency in accordance with paragraph (B) of clause 6.4 (Same Optional Currency during Successive Interest Periods).	Quotation Day − 1 5.00 p.m.	Quotation Day − 1 5.00 p.m.	Quotation Day − 1 5.00 p.m.
Relevant IBOR is fixed	Quotation Day 11:00 a.m. (Brussels time)	Quotation Day 11:00 a.m.	Quotation Day 11:00 a.m (London time)

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

SIGNATORIES

The Company

Signed for and on behalf of	)
MEDA AB (publ))

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

The Bookrunners

Signed for and on behalf of DANSKE BANK A/S)	) )

Signed for and on behalf of) MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)	) ) )

Signed for and on behalf of NORDEA BANK AB (publ)	) )

The Mandated Lead Arrangers

Signed for and on behalf of DANSKE BANK A/S	) )

Signed for and on behalf of DNB BANK ASA, SWEDEN BRANCH	) )

Signed for and on behalf of MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)	) ) )

Signed for and on behalf of NORDEA BANK AB (publ)	) )

Signed for and on behalf of SWEDBANK AB (publ)	) )

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]

The Original Lenders

Signed for and on behalf of DANSKE BANK A/S, DANMARK, SVERIGE FILIAL	) ) )

Signed for and on behalf of DNB BANK ASA, SWEDEN BRANCH	) )

Signed for and on behalf of NORDEA BANK AB (publ)	) )

Signed for and on behalf of SKANDINAVISKA ENSKILDA BANKEN AB (publ)	) )

Signed for and on behalf of SWEDBANK AB (publ)	) )

Signed for and on behalf of MIZUHO BANK, LTD.	) )

Signed for and on behalf of SVENSKA HANDELSBANKEN AB (PUBL)	) )

Signed for and on behalf of BNP PARIBAS FORTIS SA/NV	) )

Signed for and on behalf of COMMERZBANK AKTIENGESELLSCHAFT	) )

The Agent

Signed for and on behalf of DANSKE BANK A/S	) )

[[NYCORP:3601663v1:4555B: 06/10/2016--08:05 PM]]